UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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E*TRADE Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders To Be Held May 10, 2018

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company,” “us” or “we”), which will be held in the Washington Square Park Room at the InterContinental New York Times Square, 300 West 44th Street, New York, NY 10036, on May 10, 2018 at 8:30 a.m. EDT, for the following purposes:

1.	To elect twelve directors to the Board of Directors to serve until the 2019 Annual Meeting of Stockholders.

2.	To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”).

3.	To approve the Company’s 2018 Employee Stock Purchase Plan.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

5.	To act upon such other business as may properly come before the Annual Meeting of Stockholders, or any adjournments or postponements thereof.

The Board has fixed the close of business on March 12, 2018 as the record date for determining those stockholders entitled to receive notice of, to attend and to vote at the Annual Meeting of Stockholders.

The Company is pleased to continue to furnish its proxy materials to its stockholders via the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

It is important that your shares be represented at the Annual Meeting of Stockholders. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL AS SOON AS POSSIBLE. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Notice of Internet Availability, you will not receive a paper proxy card.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Rodger A. Lawson
Executive Chairman

March 27, 2018

New York, New York

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PROXY SUMMARY

Below are highlights of the information that you will find in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our Annual Report for the year ended December 31, 2017 before voting.

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 10, 2018 at 8:30 a.m. EDT

Place:	InterContinental New York Times Square Washington Square Park Room 300 West 44th Street New York, New York 10036

Record Date:	March 12, 2018

Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting of Stockholders.

Admission:	Photo identification and proof of ownership are required to attend the Annual Meeting of Stockholders. Please see the question “Who can attend the Annual Meeting?” on page 3 for more details.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1 – Election of Twelve Nominees for Director	✓FOR each nominee	5

Proposal 2 – Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”)	✓FOR	16

Proposal 3 – Approval of the Company’s 2018 Employee Stock Purchase Plan	✓FOR	17

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	✓FOR	19

HOW TO CAST YOUR VOTE

Your Vote is Important

Please cast your vote, even if you plan to attend the Annual Meeting of Stockholders in person. Stockholders of Record, who hold shares registered in their names, may vote:

✓	Online by visiting www.proxyvote.com

✓	By calling 1-800-690-6903 (please have your proxy card in hand)

✓	By returning a signed proxy card via U.S. mail

The deadline for voting online or by telephone is 11:59 p.m. EDT on May 9, 2018. If you vote by mail, your proxy card must be received no later than the day before the Annual Meeting of Stockholders.

Street Name Holders, who own shares through a bank or brokerage firm, may vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by their bank or broker.

If you own shares in different accounts or in more than one name you may receive different voting instructions for each type of ownership. Please vote all of your shares. If you are a Stockholder of Record or a Street Name Holder who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting of Stockholders.

Even if you plan to attend the Annual Meeting of Stockholders in person, please cast your vote as soon as possible.

DIRECTOR NOMINEES

The following table provides summary information about each director nominee standing for election to the Board for a one-year term that will expire at the Company’s 2019 Annual Meeting of Stockholders.

Name	Age as of May 10, 2018	Director Since	Principal Occupation	Independent	Committee Memberships
Richard J. Carbone	70	2013	Retired Financial Services Executive	Yes	Audit Compensation
James P. Healy	67	2015	Chief Executive Officer, Capra Ibex Advisors	Yes	Compensation Risk Oversight
Kevin T. Kabat	61	2016	Retired Banking Executive	Yes	Governance
Frederick W. Kanner	75	2008	Retired Corporate Lawyer	Yes	Audit Compensation Governance
James Lam	57	2012	President, James Lam & Associates	Yes	Audit Risk Oversight
Rodger A. Lawson	71	2012	Executive Chairman of the Company	No
Shelley B. Leibowitz	57	2014	President, SL Advisory	Yes	Governance Risk Oversight
Karl A. Roessner	50	2016	Chief Executive Officer of the Company	No
Rebecca Saeger	63	2012	Retired Marketing Executive	Yes	Compensation Governance
Joseph L. Sclafani	69	2008	Retired Banking Executive	Yes	Audit Risk Oversight
Gary H. Stern	73	2014	Retired Financial Services Regulator	Yes	Compensation Risk Oversight
Donna L. Weaver	74	2003	Retired Corporate Executive	Yes	Audit Governance

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. Highlights include:

✓ Annual Election of Directors	✓ Lead Independent Director
✓ 10 out of 12 Directors are Independent	✓ Regular Executive Sessions of Independent Directors
✓ Diversity Reflected in Board Composition	✓ Annual Board and Committee Self-Evaluations
✓ Independent Audit, Compensation, Governance, and Risk Oversight Committees	✓ New Directors Receive Orientation and Participate in Continuing Education on Critical Topics and Issues
✓ Robust Equity Ownership and Retention Policies for Executives and Directors	✓ Policies Prohibiting Short Sales, Hedging and Pledging
✓ Executive Compensation Driven by Pay-for-Performance Philosophy	✓ Use of a Relevant Peer Group for Annual Evaluation of our Compensation Program
✓ Annual Incentive and Equity Compensation Award Based on Pre-established Performance Goals	✓ No Tax Gross-ups
✓ Recoupment Policy to Recapture Unearned Cash and Equity Incentives	✓ No Executive SERPs or Excessive Perquisites
✓ Annual Risk Assessment Covering All Incentive Plans	✓ No Single Trigger Change-In-Control Provisions for Equity Awards
✓ Annual Advisory Approval of Executive Compensation	✓ No Dividends Paid on Unvested Equity Awards
✓ Use of Independent Compensation Consultants	✓ Risk Oversight by Full Board and Committees
✓ Independent Reporting Lines between the Committees and the Audit, Risk, and Compliance functions	✓ Board Oversight of CEO and Executive Management Succession Plans
✓ Majority Voting Policy for Election of Directors

EXECUTIVE COMPENSATION HIGHLIGHTS

The Company’s executive compensation program is overseen by the Compensation Committee of the Board of Directors. A summary of the Compensation Committee’s philosophy on compensation and a detailed description of the Company’s executive compensation program begins on page 23 of this Proxy Statement.

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 10, 2018

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held in the Washington Square Park Room at the InterContinental New York Times Square, 300 West 44th Street, New York, NY 10036, on May 10, 2018 at 8:30 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials were first sent or made available to stockholders on or about March 27, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Thursday, May 10, 2018, at 8:30 a.m. EDT, and at any postponements or adjournments thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include:

1.	the election of directors;

2.	a non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”);

3.	the approval of the Company’s 2018 Employee Stock Purchase Plan; and

4.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Once the business of the Annual Meeting is concluded, representatives from the Company and Deloitte & Touche LLP will be available to respond to questions from stockholders.

What is a proxy and how does it work?

The Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this Proxy Statement, you authorize them to vote your shares of our common stock, $0.01 par value per share (the “Common Stock”), at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR the approval of the compensation of the Company’s Named Executive Officers (“NEOs”) as described in “Proposal 2—Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”)”; FOR the approval of the Company’s 2018 Employee Stock Purchase Plan as described in “Proposal 3—Approval of the Company’s 2018 Employee Stock Purchase Plan”; and FOR the ratification of the appointment of accountants as described in “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm.”

How can I receive a paper or electronic copy of this Proxy Statement?

We mailed the Notice of Internet Availability to our stockholders, except those who had previously requested paper materials. The Notice of Internet Availability contains instructions on how to access and review the proxy materials and our

Annual Report for the year ended December 31, 2017 (the “2017 Annual Report”) over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Who may vote and how many votes do I have?

Only stockholders of record at the close of business on March 12, 2018 (the “Record Date”) may vote at the Annual Meeting. On that date, there were 265,146,157 outstanding shares of our Common Stock.

All of the outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

What is the difference between a stockholder of record and a beneficial owner of stock held in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “stockholder of record” with respect to those shares and the Notice of Internet Availability or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc.

Street Name Holders. If you hold your shares in an account at a bank or broker, you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. See the voting instruction form provided by your bank or broker for instructions.

How can I vote my shares?

By Written Proxy. All stockholders of record who received a Notice of Internet Availability or the proxy materials electronically may request a proxy card at any time by following the instructions on the Notice of Internet Availability or on the voting website (www.proxyvote.com). If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record may vote by telephone using the toll-free telephone number on the proxy card, or over the Internet by visiting www.proxyvote.com before 11:59 p.m. EDT on May 9, 2018. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will provide instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described below.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible. Please note that the Notice of Internet Availability is not a proxy card and it cannot be used to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability or Voting Instruction Form?

You may receive more than one Notice of Internet Availability or voting instruction form depending on how you hold your shares. You will receive a Notice of Internet Availability for shares registered in your name. If you are the beneficial owner of shares held in street name, you may also receive a voting instruction form from your bank or broker asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Notice of Internet Availability or voting instruction form and may have to cast multiple votes. We encourage you to vote all of your shares and to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

Stockholders of record may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	voting again at www.proxyvote.com or by telephone before 11:59 p.m. EDT on May 9, 2018,

•	mailing a revised proxy card dated later than the prior proxy, or

•	notifying our Corporate Secretary in writing that you are revoking your proxy before the Annual Meeting. Our Corporate Secretary may be reached at our offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120.

To be counted, revocations submitted in a manner provided for above must be received no later than the day before the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	submitting new voting instructions in the manner provided by your bank or broker, or

•	contacting your bank or broker to request a legal proxy in order to vote your shares in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders of record and street name holders as of the Record Date, or their duly appointed proxies, and guests of the Company may attend the Annual Meeting.

Stockholders of Record. Please bring photo identification and proof of share ownership with you to the Annual Meeting. For example, the Notice of Internet Availability received in connection with this meeting is acceptable proof of share ownership.

Street Name Holders. Please bring photo identification and proof of share ownership with you to enter the Annual Meeting. For example, a bank or brokerage account statement showing that you owned Common Stock in the Company on the Record Date is acceptable as proof of share ownership. You may not, however, vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. Your shares will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority to vote on that item and has not received instructions from the beneficial owner of the shares.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve each of the proposals and what are the effects of such votes?

For “Proposal 1—Election of Directors,” directors will be elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes” (described above). In an uncontested election, such as this year’s election, any director nominee who receives an equal or greater number of votes “against” as compared to votes “for” must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Majority Voting Standard and Director Resignation Policy” on page 12 for further details.

For “Proposal 2—Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”),” the outcome of the vote will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee, in the exercise of their fiduciary duties, will consider the outcome of the advisory vote in determining future compensation decisions. An affirmative vote of a majority of the votes cast will be considered approval by our stockholders of the compensation of our NEOs. Abstentions and broker non-votes will have no impact, as they are not counted as votes cast, on Proposal 2.

For “Proposal 3—Approval of the Company’s 2018 Employee Stock Purchase Plan,” an affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on this item will be considered approval by our stockholders of the Company’s 2018 Employee Stock Purchase Plan. Abstentions will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against Proposal 3. Broker non-votes will have no impact, as they are not considered as entitled to vote, on Proposal 3.

For “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm,” an affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal 4.

If you are a street name holder and you do not instruct the bank or broker on how to vote your shares, your bank or broker may exercise its discretionary authority to vote your shares with regard to Proposal 4, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1, 2 and 3, thus resulting in “broker non-votes.”

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with our solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to beneficial owners and obtaining their votes.

In addition our employees, without additional compensation, may assist with our solicitation of proxies either personally or by mail, telephone or electronic media.

What if only one copy of the Notice of Internet Availability or proxy materials was delivered to multiple stockholders who share a single address?

Under Securities and Exchange Commission (“SEC”) rules, a single Notice of Internet Availability (or one copy of this Proxy Statement and the accompanying 2017 Annual Report, for those stockholders who previously requested paper copies) will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company, LLC with the same address unless contrary instructions have been received from an affected stockholder. This procedure, referred to as “householding,” reduces the volume of duplicate materials that stockholders receive and reduces mailing expenses.

You may revoke your consent to future householding mailings or enroll in householding by submitting a written request to our Corporate Secretary, at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120. You may also send an email to ir@etrade.com or call us at (646) 521-4340. We will deliver a separate copy of all documents to an individual stockholder who shares an address with another stockholder upon request to the address, email or telephone number provided above even if a single copy of the documents was originally delivered.

PROPOSAL 1

ELECTION OF DIRECTORS

Listed below are the Company’s twelve directors, each of whom has been nominated by the Board for election by the stockholders at the Annual Meeting and has agreed to be named in this Proxy Statement and to serve if elected. Under the Company’s Amended and Restated Certificate of Incorporation, each of the twelve nominees standing for election at this Annual Meeting would, if elected, serve for a term beginning on the date of election and ending at the Company’s 2019 Annual Meeting of Stockholders or until his or her earlier resignation or removal.

In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the nominees for director listed below. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Common Stock for any substitute nominee proposed by the Board.

Qualifications of Directors

The Board, acting through its Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of relevant experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience and relationships with various constituencies.

In presenting this year’s nominees, the Governance Committee considered, among other things, the experience the nominees gained in enhancing their oversight over management in light of the heightened standards from the Company’s and its subsidiaries’ regulators, their ability to work as a collegial group during a period of increased competitive pressures and their willingness to spend the time necessary to perform their duties despite other professional commitments.

In addition to the characteristics common to all of our directors, which include expertise within the financial services industry, integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has included on the Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In evaluating each nominee for service on the Board, the Governance Committee considered the following specific experience and skills of the current Board:

•	Experience in a broad range of occupations and industries, which provides a diversity of viewpoints and expertise relating to execution of the Company’s business plans, including the banking, brokerage and financial services industry which is common to all our directors, technology and digital media (Messrs. Healy, Lam, and Lawson and Mses. Leibowitz and Weaver), cybersecurity (Mr. Lam and Ms. Leibowitz), marketing and consumer retail (Mr. Lawson and Mses. Saeger and Weaver), legal (Messrs. Kanner and Roessner) and enterprise risk management (Messrs. Healy, Kabat, Lam, Lawson, Roessner and Stern); and

•	Significant substantive experience in areas applicable to service on the Board and its committees, including corporate financial management, auditing and accounting (Messrs. Carbone, Healy, Kabat, Lawson and Sclafani and Ms. Weaver), credit and risk management (Messrs. Healy, Kabat, Lam, Lawson and Stern), regulated financial services (Messrs. Carbone, Healy, Kabat, Lam, Lawson, Roessner and Sclafani and Mses. Leibowitz and Saeger), bank regulation (Messrs. Kabat, Roessner and Stern) and corporate governance (Messrs. Kabat, Kanner, Lam and Roessner and Ms. Weaver).

Nominees to the Board of Directors:

Name	Principal Occupation	Director Since	Age as of May 10, 2018
Richard J. Carbone	Retired Financial Services Executive	2013	70
James P. Healy	Chief Executive Officer, Capra Ibex Advisors	2015	67
Kevin T. Kabat	Retired Banking Executive	2016	61
Frederick W. Kanner	Retired Corporate Lawyer	2008	75
James Lam	President, James Lam & Associates	2012	57
Rodger A. Lawson	Executive Chairman of the Company	2012	71
Shelley B. Leibowitz	President, SL Advisory	2014	57
Karl A. Roessner	Chief Executive Officer of the Company	2016	50
Rebecca Saeger	Retired Marketing Executive	2012	63
Joseph L. Sclafani	Retired Banking Executive	2008	69
Gary H. Stern	Retired Financial Services Regulator	2014	73
Donna L. Weaver	Retired Corporate Executive	2003	74

Richard J. Carbone has been a director of the Company since August 2013. Mr. Carbone was formerly Chief Financial Officer of Prudential Financial, Inc. from 1997 through 2013, and served as Executive Vice President until retiring from that position in February 2014. Mr. Carbone brings nearly four decades of experience in financial services, having held senior finance office positions in both the banking and securities industries, including Managing Director and Controller of Salomon Brothers and Senior Vice President and Controller of Bankers Trust Company. He began his career at Price Waterhouse & Co. Mr. Carbone received an M.B.A. from St. John’s University and is a Certified Public Accountant. He was an officer in the United States Marine Corps from 1969 to 1972. Mr. Carbone is a member of the board of directors for Resolution Life Holdings and its indirect subsidiary, Lincoln Benefit Life, and an advisor to Hudson Structured Capital Management. He is also a director on the board of a non-profit organization focused on helping disabled adults and indigent children. Mr. Carbone is a member of the E*TRADE Bank board and a member of the Audit Committee, where he is designated an audit committee financial expert, and the Compensation Committee.

James P. Healy has been a director of the Company since January 2015. He had a 25-year career in the Investment Banking arm of the Credit Suisse Group, where he served as Global Head of the Fixed Income Division from 2003 to 2007. Other leadership positions while at Credit Suisse included Global Head of Emerging Markets Group, and the Global Co-Head of Credit Suisse Financial Products, which housed the firm’s derivative businesses. Prior to joining Credit Suisse, Mr. Healy was an economist at the International Monetary Fund, served as a consultant to the Organization for Economic Cooperation and Development, and served as a visiting scholar at the Board of Governors of the Federal Reserve. He is currently the Chief Executive Officer of Capra Ibex Advisors, a registered Investment Advisor he founded in 2010 to provide investment and risk management advice to select financial institutions, including First Republic Bank and JPMorgan Chase. Mr. Healy is a member of the board of directors of Student Sponsor Partners, a New York City philanthropy serving 1,400 disadvantaged high school students, and served as its Board Chair from 2010 to 2014. He holds a B.A. in Economics from Stanford University, a M.Sc. in Economics from the London School of Economics, and a Ph.D. in Economics from Princeton University. Mr. Healy is a member of the E*TRADE Bank board, the Risk Oversight Committee and the Compensation Committee.

Kevin T. Kabat has been Lead Independent Director of the Company since September 2016 and a director since June 2016. He served as Chief Executive Officer of Fifth Third Bancorp from 2007 to 2015, where he was responsible for overseeing the strategic direction of the company. Mr. Kabat also served as President of Fifth Third Bancorp from 2006 to 2012, Chairman from 2008 to 2010, and Vice Chairman from 2012 to 2016. Prior to these roles, Mr. Kabat served as Executive Vice President where he led both retail and affiliate banking. Prior to joining Fifth Third Bancorp, Mr. Kabat spent 20 years at Old Kent Bank (acquired by Fifth Third Bancorp in 2001), where he served as Vice Chairman and President. Mr. Kabat currently serves as Chairman of the board of directors of Unum Group and as Vice Chairman of the board of directors of NiSource Inc., where he has served as a director since 2015. He also served as chair of the United Way of Greater Cincinnati’s 100th anniversary campaign. He holds a B.A. in Behavioral Science from Johns Hopkins University and an M.S. in Industrial/Organizational Psychology from Purdue University. Mr. Kabat is a member of the E*TRADE Bank board and the Governance Committee and is an ex officio member of the Audit Committee, the Compensation Committee and the Risk Oversight Committee.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is a retired corporate lawyer who advised corporations, boards of directors, and financial advisors in connection with merger and acquisition transactions, financings, and securities law issues, as well as matters of fiduciary duty and corporate governance. During his over 40-year legal career, he served as a partner and Of Counsel at Dewey Ballantine LLP (subsequently, Dewey & LeBoeuf LLP) where he was Chairman of Dewey’s Corporate Finance practice for more than 15 years and a member of its Management Committee for 20 years. Thereafter, Mr. Kanner served as Senior Of Counsel at Covington & Burling LLP. Mr. Kanner is a member of the board of directors of Financial Guaranty Insurance Company, where he serves as Chairman of the Compensation Committee, and is a member of the board of trustees of The Lawyers’ Committee for Civil Rights Under Law. He received a B.A. in Economics from the University of Virginia and a J.D. from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board and a member of the Audit Committee, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam has been President of James Lam & Associates, a consulting firm focused on corporate governance and risk management, since January 2002. He previously served as Founder and President of ERisk, Chief Risk Officer of Fidelity Investments and Chief Risk Officer of GE Capital Markets Services. Mr. Lam is the author of the best-selling books, Enterprise Risk Management (Wiley, 2nd Edition, 2014) and Implementing Enterprise Risk Management (Wiley, 2017). He was named to the NACD Directorship 100, Directors & Boards “Directors to Watch,” Treasury & Risk “100 Most Influential People in Finance” three times, and GARP inaugural “Risk Manager of the Year.” Mr. Lam graduated with a B.B.A. from Baruch College in 1983 and received an M.B.A. with honors from UCLA in 1989. He is an NACD Board Leadership Fellow and is certified by the Software Engineering Institute of Carnegie Mellon in Cybersecurity Oversight. Previously, Mr. Lam served as Vice Chairman on the board of directors of ERisk and as an independent director of Covarity. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has been Executive Chairman of the Company since September 2016 and has served as a director of the Company since February 2012. Mr. Lawson also served as the Company’s non-executive Chairman from May 2013 to September 2016 and Lead Independent Director from August 2012 to January 2013. Mr. Lawson is an experienced financial services executive who most recently served as President and Chief Executive Officer of Fidelity Investments—Financial Services from 2007 through 2010. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman. He has held numerous other executive positions in financial services, including President and Chief Executive Officer of Van Eck Global, and Chief Executive Officer and Partner of Global Private Banking at Bankers Trust Company. Previously, Mr. Lawson was President and Chief Executive Officer of Fidelity Investments Retail Group and Chief Executive Officer of the Dreyfus Service Corporation. Mr. Lawson earned a B.A. from London University and a M.Sc. from Bradford University. He is currently on the board of directors of UnitedHealth Group, Inc. Mr. Lawson is a member of the E*TRADE Bank board.

Shelley B. Leibowitz has been a director of the Company since December 2014. Ms. Leibowitz is President of SL Advisory, a firm she founded in 2016 that focuses on technology strategy, IT portfolio and risk management, and cybersecurity governance. From 2009 through 2012, Ms. Leibowitz served as Group Chief Information Officer for the World Bank, where she was responsible for the technology services and capabilities that underlie the work of delivering quality knowledge and financing products to the Bank Group’s clients across the globe. Ms. Leibowitz managed the Bank Group’s cybersecurity program and served as a member of the Bank Group’s Pension Investment Committee. Previously, Ms. Leibowitz held Chief Information Officer positions at Morgan Stanley, Greenwich Capital Markets and Barclays Capital. Ms. Leibowitz also served as a board member and technology advisor for GAIN Capital. Ms. Leibowitz is currently on the board of directors of security intelligence firm Endgame, a member of the Council on Foreign Relations and on the board of directors of AllianceBernstein Holding L.P. (where she serves on the Audit Committee). She graduated Phi Beta Kappa from Williams College with a B.A. in Mathematics. Ms. Leibowitz is a member of the E*TRADE Bank board and a member of the Governance Committee and the Risk Oversight Committee.

Karl A. Roessner has been a director of the Company and the Chief Executive Officer since September 2016. Prior to his appointment as Chief Executive Officer, Mr. Roessner served as Executive Vice President and General Counsel for the Company for more than seven years, overseeing all compliance and regulatory functions for the Company and its bank and brokerage subsidiaries. During that time, he also served as the Corporate Secretary to the Company’s Board of Directors. Prior to joining E*TRADE in 2009, Mr. Roessner was a partner in the Corporate Practice group of Clifford Chance US LLP, one of the world’s leading law firms. There, he advised clients on negotiated public and private transactions, management and leveraged buyouts, capital raising activities, and corporate governance matters. Mr. Roessner earned his B.A. cum laude from Siena College and his J.D. cum laude from St. Johns University School of Law, where he was a member of the St. John’s University Law Review. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National Advertisers (ANA). She received a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger is a member of the E*TRADE Bank board, a member and Chair of the Compensation Committee and a member of the Governance Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani was formerly Executive Vice President and Controller of JPMorgan Chase & Co., responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies until December 2006. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a B.A. from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard M. Baruch College. Mr. Sclafani is a member of the E*TRADE Bank board, a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and a member of the Risk Oversight Committee.

Gary H. Stern has been a director of the Company since June 2014. Mr. Stern was President and Chief Executive Officer of the Federal Reserve Bank of Minneapolis from 1985 through 2009, the longest-serving president in the Bank’s history. He joined the Federal Reserve Bank of Minneapolis in 1982 as senior vice president and director of research. His prior experience included seven years at the Federal Reserve Bank of New York. Mr. Stern co-authored Too Big to Fail: The Hazards of Bank Bailouts, published by The Brookings Institution (2004). He holds an A.B. in Economics from Washington University in St. Louis, and an M.A. and Ph.D. in Economics from Rice University. He served on the board of directors of The Dolan Company from 2010 to 2014. He also currently serves on the board of directors of Standard and Poor’s Ratings, the FDIC Systemic Resolution Advisory Committee, the Ambac Assurance Corporation, The Depository Trust & Clearing Corporation, and the National Council on Economic Education. Mr. Stern is a member of the E*TRADE Bank board and a member of the Compensation Committee and Risk Oversight Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is a retired corporate financial executive and business owner. A Certified Management Accountant, Ms. Weaver received a B.S. in Economics and Finance from the University of Arizona and an M.S. in Management from the Stanford Graduate School of Business. Since 1986, Ms. Weaver has served on the boards of several public and private companies. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Audit Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

CORPORATE GOVERNANCE OVERVIEW

The Board held a total of 11 meetings during 2017. Each current director attended at least 75% of the total number of the meetings of the Board and the committees of the Board, held during his or her tenure, of which he or she was a member. Our non-management directors met in executive session without management at least quarterly. During 2017, these executive sessions were led by our Lead Independent Director.

To conduct its business, the Board maintains four standing committees: Audit, Compensation, Governance and Risk Oversight. The primary responsibilities of each committee are set forth below:

Audit Committee

Oversees and monitors the Company’s financial reporting processes and internal control system regarding finance and accounting, and provides an open avenue of communication among the independent auditor, financial and senior management and the Board. This Committee also monitors and oversees the performance of the Company’s Chief Audit Executive and the internal audit function, the qualifications, independence and performance of the Company’s independent auditor, and compliance with legal and regulatory requirements.

Compensation Committee

Oversees the Company’s compensation and benefits philosophy and the administration of our benefit plans, including our equity incentive plans. This Committee reviews and approves senior executive compensation and, with respect to the Chief Executive Officer’s and the Executive Chairman’s compensation, recommends their compensation to the independent members of the Board. This Committee also reviews the performance of the Executive Chairman, the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the “Compensation Discussion and Analysis,” this Committee retains an outside independent consultant.

Governance Committee

Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; reviews and approves the structure and philosophy of Director compensation with assistance from an outside independent consultant; recommends committee and chair assignments; and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also evaluates Board, committee and Director performance and leads the Company’s management succession planning activities.

Risk Oversight Committee

Identifies, assesses and oversees the Company’s key risks. This Committee monitors the risk profile of the Company; oversees the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties; and monitors and oversees the qualifications, performance and compensation of the Company’s Chief Risk Officer and Chief Compliance Officer.

During 2017, the Board also maintained two advisory working groups, the Growth Initiative Advisory Working Group and the Integration Advisory Working Group, which provided advice and counsel to management on the respective topics.

Each of these committees is composed entirely of directors that meet the applicable independence requirements of the Nasdaq Global Select Market (“Nasdaq”). The charters of each of these committees are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

The following table presents, as of March 27, 2018, the members of each committee of the Board and the number of times each committee met during 2017:

Director Name	Board	Audit Committee	Compensation Committee	Governance Committee	Risk Oversight Committee
Richard J. Carbone
James P. Healy
Kevin T. Kabat I
Frederick W. Kanner
James Lam
Rodger A. Lawson «
Shelley B. Leibowitz
Karl A. Roessner
Rebecca Saeger
Joseph L. Sclafani
Gary H. Stern
Donna L. Weaver
Number of Meetings	11	13	7	8	7

« Executive Chairman	I Lead Independent Director	Chair	Member

Mr. Healy and Mses. Saeger (Chair) and Weaver are also members of the Growth Initiative Advisory Working Group and Messrs. Kabat (Chair) and Lam and Ms. Leibowitz are also members of the Integration Advisory Working Group.

Communications to the Board, the Executive Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary. The Company does not have a formal policy regarding director attendance at our annual stockholder meetings; however, 11 of 12 of the then-current directors attended the 2017 Annual Meeting of Stockholders.

The Company’s Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions Policy are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary. We intend to post on our corporate website any amendments to, or waivers from, our Code of Professional Conduct that applies to our executive officers and directors. The information on our website is not a part of this Proxy Statement.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, liquidity, market, operational, strategic, reputational, information security, data management, legal, and regulatory and compliance risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel and the Company’s Chief

Compliance Officer, in the effective identification, assessment and management of the Company’s risks and in working to manage and monitor the financial risk and return of the Company. The Risk Oversight Committee oversees the capital planning processes, the Company’s capital position and capital adequacy, and consolidated capital reporting. The Risk Oversight Committee also oversees, reviews and challenges senior management and, when applicable, recommends to the Board for its approval policies related to the financial and risk management of the Company and its subsidiaries and oversees the Company’s implementation of such policies. These include policies relating to capital, funding, liquidity and funds transfer, asset and liability management and cash management, and policies for assessing and managing exposure of the Company’s operational risk, credit risk, market risk, liquidity risk, reputational risk, information security risk, data management risk, strategic risk, legal risk, and regulatory and compliance risk. Additionally, the Risk Oversight Committee reviews the Company’s business continuity plan, strategic plan, strategic transactions, and proposed investments, and assists in defining the Company’s Enterprise Risk Appetite Statement. The Risk Oversight Committee makes recommendations regarding the Company’s Enterprise Risk Appetite Statement to the Board for its approval considering with senior management the Company’s risk capacity, risk appetite, global risk limits, current risk profile, remediation protocols and risk exceptions.

The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs. The Governance Committee assists the Board in overseeing risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. These standards describe various types of relationships that could exist between a Board member and the Company and set thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of Nasdaq and the Board’s own categorical standards (as well as Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the case of Audit Committee members, and Nasdaq Rule 5605(d)(2), in the case of Compensation Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

•	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for property or services, is still presumed independent if such payments were less than the greater of: (a) 5% of such other entity’s gross consolidated revenues for such fiscal year; and (b) $200,000.

•	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of: (a) 5% of such other entity’s total consolidated assets at the end of such fiscal year; and (b) $200,000.

•	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of: (a) 5% of the law firm’s gross revenues for such fiscal year; and (b) $200,000.

•	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of: (a) 5% of the investment banking firm’s consolidated gross revenues for such fiscal year; and (b) $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of Nasdaq, the Board determined that all directors, except for Messrs. Lawson and Roessner, were independent during 2017.

The Board also determined that each member of the Company’s Audit Committee, Compensation Committee, Governance Committee and Risk Oversight Committee is independent under the applicable standards and that Messrs. Carbone and Sclafani are each an “audit committee financial expert” as defined under SEC rules.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no formal diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of skills, experience, expertise, professions, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence, experience, expertise and business acumen, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall be no fewer than six and no more than twelve directors concurrently serving on the Board. Our Bylaws permit the Board to increase or decrease its size within the authorized range and to add new directors between stockholder meetings. Any director appointed by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such submissions should (i) be accompanied by evidence of the stockholder’s ownership during the preceding 12 months; (ii) include a statement that the stockholder is not a competitor of the Company; and (iii) comply with the advance notice requirements set forth in Section 1.08 of the Company’s Bylaws. Candidates submitted by any stockholder for election must also comply with the additional requirements set forth in Section 1.09 of the Company’s Bylaws. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Each Board nominee, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy described below.

Submissions of director candidates by stockholders should be mailed to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

Board Leadership

The Board believes that separating the functions of Lead Independent Director from the Executive Chairman and Chief Executive Officer (“CEO”) is appropriate for the Company because it strengthens the Board’s independence from management and positions the Company to continue to execute on its commitment to stockholders to grow our core business.

Majority Voting Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting standard, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Bylaws.

If a nominee who is serving as a director is not elected by a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or until his or her earlier removal. All nominees currently serve on the Board.

DIRECTOR COMPENSATION

Introduction

Our Director Compensation program reflects our desire to attract, retain and motivate highly qualified individuals who have the skills, experience, expertise and background necessary to serve on the board of directors of a company of our size and regulatory complexity and who can continue to guide the Company to provide long-term value to its stockholders. Accordingly, our Director Compensation program is designed to provide our non-employee directors with a mix of cash and long-term equity compensation that both fairly compensates them for the services they provide to us as non-employee directors and aligns their interests with the long-term interests of our stockholders.

2017 Annual Review of Director Compensation Program

The Governance Committee reviews the structure and philosophy of our Director Compensation program on an annual basis. In the second quarter of 2017, the Governance Committee, supported by its independent compensation consultant, analyzed the overall level and mix of compensation delivered by our Director Compensation program as compared to the Company’s peer group, and conducted a thorough review of current trends and best practices regarding director compensation. As a result of this analysis and review, the Governance Committee approved the following changes to the Director Compensation program effective May 11, 2017:

•	Eliminated per-meeting fees for the first 15 Board meetings attended by a non-employee director in a single calendar year and provided for a $2,500 per-meeting fee for any additional meetings;

•	Eliminated the additional annual cash retainer of $15,000 for Advisory Working Group Chairs;

•	Increased the annual cash retainer paid to all non-employee directors from $50,000 to $120,000;

•	Increased the annual equity grant provided to all non-employee directors other than our Lead Independent Director from $100,000 to $130,000;

•	Increased the annual equity grant provided to our Lead Independent Director from $130,000 to $180,000;

•	Elected to pay an annual cash retainer of $10,000 to each non-employee director appointed as a member of a Special Committee or an Advisory Working Group; and

•	Determined to pay annual cash retainers in four quarterly installments rather than in one lump sum.

2017 Director Compensation

Cash Compensation. Following the changes in our Director Compensation program summarized above, effective May 11, 2017, Director Compensation cash fees for non-employee directors were as follows:

Annual Board Retainer for All Board Members	$120,000
Additional Annual Retainer for Each Committee Chair	$25,000
Additional Annual Retainer for Service as Non-Executive Chair of the Board or Lead Independent Director	$50,000
Annual Retainer for All Advisory Working Group and Special Committee Members	$10,000
Each Board Meeting Attended in Excess of 15 Meetings Per Calendar Year	$2,500

From January 1, 2017 to May 11, 2017, non-employee directors received per-meeting fees in the amount of $2,500 per Board meeting or written consent, $2,500 per Committee meeting or written consent for the Committee Chair, and $2,000 per Committee meeting or written consent for Committee members.

Equity Compensation. Following the changes in our Director Compensation program, effective May 11, 2017 equity compensation for non-employee directors was as follows:

•	Non-employee directors receive initial grants of restricted stock awards when they join the Board (generally a pro-rated portion of the annual grant provided to our non-employee directors) and then annual grants of restricted stock awards at the time of our annual meeting.

•	Our non-employee directors who were serving as of the date of our 2017 Annual Meeting of Stockholders, other than Mr. Kabat, each received a grant of restricted stock awards with a fair market value on the date of grant equal to $130,000.

•	Mr. Kabat, who was serving as our Lead Independent Director as of the date of our 2017 Annual Meeting of Stockholders, received a grant of restricted stock awards with a fair market value on the date of grant equal to $180,000.

As a part of our overall Director Compensation program, non-employee directors may elect, on an annual basis, to defer all or a portion of their cash and equity compensation for service on the Board and/or its committees into deferred restricted stock units (“DSUs”) issued under the Company’s 2015 Omnibus Incentive Plan pursuant to the terms of our Director Compensation Deferral Program (the “Deferral Program”). Grants of DSUs are issued based on the fair market value of our Common Stock on the grant date (measured as the average of the high and low of the price of our Common Stock on the grant date) and fully vest one year following the grant. At the time of deferral, non-employee directors must elect settlement of the DSUs into shares of our Common Stock. In 2017, directors had the option to elect settlement in either (i) one distribution of all shares on the first anniversary of the date on which Board service is completed or (ii) five (5) equal annual installments beginning on the first anniversary of the date on which Board service is completed.

Each restricted stock or DSU award, as applicable, granted to a non-employee director in 2017 vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the director while serving as a Board member.

Expense Reimbursement and Perquisites. All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees and for attending up to three director education programs. Non-employee directors do not receive perquisites, but are eligible to participate in the Deferral Program.

2017 Director Compensation Table

The following table shows information regarding the compensation paid during 2017 to non-employee directors who served on the Board during the year.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($) (5)
Richard J. Carbone	59,000	209,897	268,897
James P. Healy	—	267,831	267,831
Kevin T. Kabat	182,500	179,999	362,499
Frederick W. Kanner	139,000	129,967	268,967
James Lam	140,000	129,967	269,967
Shelley B. Leibowitz	23,000	206,418	229,418
Rebecca Saeger	130,000	129,967	259,967
Joseph L. Sclafani	136,500	129,967	266,467
Gary H. Stern	92,000	129,967	221,967
Donna L. Weaver	135,000	129,967	264,967

(1)	Director fees are paid quarterly in arrears. Amounts reported in this column constitute fees paid in cash during fiscal year 2017. Amounts reported in this column for Mr. Kanner include his annual cash retainer for service on a special pricing committee.
(2)	Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(3)

The non-employee directors listed in the 2017 Director Compensation Table who were serving as of May 11, 2017, the date of our 2017 Annual Meeting of Stockholders, each received a grant of restricted stock awards on May 12, 2017 that vests on the first anniversary of the date of issuance. The fair market value of the stock awards (measured as the average of the high and low of the price of our Common Stock on the grant date) for each such non-employee director was equal to $130,000, except Mr. Kabat who received a grant of stock awards equal to $180,000 in connection with his role as Lead Independent Director. Mr. Carbone elected to receive his annual cash retainer, annual stock compensation and annual cash retainers for service on two special pricing committees in the form of DSUs in accordance with the Deferral Program. Mr. Healy elected to receive his annual cash retainer, annual stock compensation, annual cash retainers for service on two special pricing committees and quarterly per-meeting board fees earned from January 1, 2017 to May 11, 2017 in the form of DSUs in accordance with the Deferral Program. Ms. Leibowitz elected to receive her annual cash retainer and quarterly per-meeting board fees earned from January 1, 2017 to May 11, 2017 in the form of DSUs in accordance with the Deferral Program. Ms. Weaver elected to receive her annual stock compensation in the form of DSUs in accordance with the Deferral Program.
(4)	As of December 31, 2017, Messrs. Kanner, Lam, Sclafani, Stern, and Mses. Leibowitz and Saeger each held an aggregate of 3,777 unvested restricted stock awards and Mr. Kabat held 5,231 unvested restricted stock awards. As of December 31, 2017, Mr. Carbone held 5,707 unvested DSUs, Mr. Healy held 7,279 unvested DSUs, Ms. Leibowitz held 1,915 unvested DSUs and Ms. Weaver held 3,777 unvested DSUs. As of December 31, 2017, Messrs. Kanner and Sclafani and Ms. Weaver each held an aggregate of 4,000 vested outstanding stock options.
(5)	There are no compensation or benefit programs available for non-employee directors other than the cash fees and stock grants described above. Consequently, the Company has not included columns in the 2017 Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. In August 2017, following the changes to the Director Compensation Program in May 2017, the Governance Committee determined that it was appropriate to increase the amount of stock required to be held by our non-employee directors.

Under our equity ownership guidelines for directors, as revised by the Governance Committee in 2017, non-employee directors are expected to be beneficial owners of shares of Common Stock with a market value equivalent to at least three years of annual cash retainer fees (not including any additional retainer for service as a Committee Chair, Non-Executive Chairman, Lead Independent Director or on an advisory working group or special committee and as adjusted from time to time) within three years of joining the Board. As a result, each of our non-employee directors is required to hold shares of the Company’s Common Stock with an aggregate value of at least $360,000.

For purposes of the equity ownership guidelines described above, a non-employee director’s shareholdings include, in addition to shares held outright, any unvested restricted stock awards, any vested DSUs and the in-the-money portion of vested but unexercised stock options. The value of each DSU is treated the same as a share of the Company’s Common Stock.

Until a non-employee director has met our equity ownership guidelines, he or she is expected to hold 100% of any stock acquired through exercise of a stock option or vesting of restricted stock, net of shares sold to cover the cost of acquisition and any tax obligation. During 2017, each of the Company’s non-employee directors was in compliance with our guidelines.

Anti-Pledging and Hedging Policy

The Company does not permit directors or executive officers to pledge or engage in hedging transactions involving Company stock.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (THE “SAY-ON-PAY VOTE”)

In accordance with Section 14A of the Exchange Act, which Congress adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking that you indicate your support, in a non-binding advisory vote, for the compensation policies and practices relating to our NEOs as described in “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative appearing on pages 23 through 40 of this Proxy Statement.

As described in detail in “Compensation Discussion and Analysis,” we strive to provide a majority of compensation for our NEOs in the form of cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our NEOs with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Board or the Compensation Committee, the Board and the Compensation Committee, in exercise of their fiduciary duties, will consider the outcome of the advisory vote in determining future compensation decisions.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (Item 402 of Regulation S-K), including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of the Company’s Named Executive Officers as described in this Proxy Statement.

PROPOSAL 3

APPROVAL OF THE COMPANY’S 2018 EMPLOYEE STOCK PURCHASE PLAN

On March 8, 2018, the Compensation Committee adopted, subject to approval by our stockholders at the 2018 Annual Meeting, the E*TRADE Financial Corporation 2018 Employee Stock Purchase Plan (the “2018 Plan”), which will become effective upon receiving stockholder approval at our Annual Meeting.

The Board of Directors believes that the 2018 Plan will benefit the Company and its stockholders by providing the Company’s employees with an opportunity to purchase shares of our Common Stock through payroll deductions. This opportunity will provide the Company with a valuable tool to attract, retain and motivate employees.

Summary of the 2018 Plan

A summary of the material terms of the 2018 Plan is set forth below. This summary is qualified in its entirety by the specific language of the 2018 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

In General.    The 2018 Plan provides participating employees with the right to purchase (a “Purchase Right”) shares of our Common Stock through payroll deductions in accordance with the 2018 Plan. The 2018 Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”).

Shares Subject to Plan.    A maximum of 4,000,000 shares of our Common Stock may be issued under the 2018 Plan, subject to adjustment for certain corporate events and transactions. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 2018 Plan.

Administration.    The 2018 Plan will be administered by the Board of Directors or a duly appointed committee of the Board of Directors (the “Plan Administrator”).

Eligibility.    Employees of the Company and its subsidiaries who have been employees for at least 3 months and are expected to be employed for more than 20 hours per week are generally eligible to participate in the 2018 Plan. As of March 12, 2018, approximately 3,200 employees, including 4 executive officers, would be eligible to participate in the 2018 Plan had it then been in effect.

Offering Periods.    Unless otherwise determined by the Plan Administrator, shares of the Company’s Common Stock will be offered under the 2018 Plan through a series of successive offering periods generally having a duration of six (6) months but not exceeding 27 months in any event. The initial offering period is expected to commence on September 1, 2018 and end on February 28, 2019.

Participation and Purchase of Shares.    Subject to certain limitations, each participant in an offering period may purchase a number of shares of our Common Stock determined by dividing the participant’s payroll deductions by the applicable purchase price. However, no participant may be granted a Purchase Right that would permit the participant to purchase shares of our Common Stock having a fair market value exceeding $25,000 for each calendar year (measured by the fair market value of our Common Stock on the date the Purchase Right would be granted) in which the Purchase Right is outstanding at any time.

The price at which shares are sold under the 2018 Plan will be established by the Plan Administrator but may not be less than 85% of the fair market value per share of Common Stock on the purchase date. Under the 2018 Plan, the fair market value of the Common Stock on any relevant date generally will be the average of the high and low selling prices on such date on the stock exchange constituting the principal market for the Common Stock. On March 12, 2018, the average of the high and low selling prices per share of our Common Stock on the Nasdaq was $57.95.

Termination or Amendment.    The 2018 Plan will continue until the earlier of (i) termination by the Plan Administrator, (ii) the date on which all of the shares reserved for issuance under the 2018 Plan have been issued or (iii) March 8, 2028. The Plan Administrator may at any time amend or terminate the 2018 Plan, except that the approval of the Company’s stockholders is required for any amendment increasing the number of shares authorized for issuance under the 2018 Plan or changing the definition of the corporation whose common stock is available for purchase under the 2018 Plan.

Summary of United States Federal Income Tax Consequences

The following discussion summarizes the United States federal income tax consequences under current federal tax law generally arising with respect to participation in the 2018 Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on various factors and the participant’s particular circumstances. The 2018 Plan is intended to qualify as an “employee stock purchase plan” under Code Section 423.

Tax Treatment for 2018 Plan Participants.    Participants will not recognize income when they enroll in the 2018 Plan or when they purchase shares. All tax consequences are deferred until the participant disposes of the shares.

If the participant holds the shares for both one year or more after the purchase date and two years or more after the offering date, which is the first day of any offering period (referred to as the Section 423 holding period), the participant will generally recognize ordinary income upon sale or other disposition of the shares equal to the lesser of (i) the amount of the excess, if any, of the fair market value of the shares on the offering date over the purchase price and (ii) the amount of the excess, if any, of the fair market value of the shares on the date of disposition over the purchase price. Special rules apply if the purchase price is not fixed on the offering date. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, and the participant will have a long-term capital loss for the difference between the purchase price and the sale price.

If a participant sells or otherwise disposes of the shares before the end of the Section 423 holding period, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the sale price and the fair market value on the purchase date will be a capital gain or loss, which will be long-term if the shares have been held for more than one year.

Tax Treatment to the Company.    If a participant recognizes ordinary income by selling or otherwise disposing of shares before the end of the Section 423 holding period, the Company will generally be entitled to a tax deduction equal to the participant’s ordinary income. Otherwise, the Company will not be entitled to any income tax deduction with respect to shares purchased under the 2018 Plan.

New Plan Benefits

The 2018 Plan will become effective only upon approval by the Company’s stockholders. Because benefits under the 2018 Plan will depend on employees’ elections to participate and to purchase shares under the 2018 Plan at various future dates, it is not possible to determine the benefits that will be received by the executive officers and other employees if the 2018 Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the 2018 Plan.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes “for” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that the opportunity to purchase shares under the 2018 Plan is an important factor in motivating and retaining its employees. The Company holds the creation and unlocking of stockholder value among its guiding principles and strives in its performance-based compensation programs to focus the energy and attention of its employees on the creation of long-term value for our stockholders. The Board of Directors believes equity-based reward programs such as the 2018 Plan are valuable tools to retain the Company’s valued employees and to closely align their interests with those of our stockholders. Consequently, the Board believes that it is in the best interests of our stockholders to approve the adoption of the 2018 Plan.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the

Company’s 2018 Employee Stock Purchase Plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm responsible for auditing the Company’s consolidated financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2018, and we are asking the stockholders to ratify its appointment of Deloitte. Deloitte has been retained as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to attend the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees Paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte and their respective affiliates for professional services rendered in 2017 and 2016 are as follows:

	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	Other Fees (4)	Total Fees
2017	$4,600,000	$1,000,000	$642,000	$20,000	$6,262,000
2016	$4,640,000	$1,600,000	$497,000	$—	$6,737,000

(1)	Audit Fees in 2017 and 2016 include fees incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2017 and December 31, 2016, respectively. Audit Fees also include review of documents filed with the SEC and participation in the meetings of the Audit Committee.
(2)	Audit-Related Fees in 2017 and 2016 include fees for control-related attest services, international statutory audits, assistance related to regulatory compliance, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.
(3)	Tax Fees in 2017 and 2016 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.
(4)	Other Fees in 2017 represents the license of a research, data and guidance tool to the Company.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Deloitte and all audit and non-audit services and fees were pre-approved by the Audit Committee either individually or by category. The Audit Committee has reviewed the nature of all non-audit services provided by Deloitte and concluded that the provision of such services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Rodger A. Lawson, Executive Chairman, and Karl A. Roessner, Chief Executive Officer, the following are our executive officers as of March 27, 2018:

Name	Age as of May 10, 2018	Current Position
Michael A. Pizzi	43	Chief Financial Officer
Michael J. Curcio	56	Chief Brokerage Officer

Michael A. Pizzi is Chief Financial Officer of the Company, responsible for all finance and accounting functions for the Company, including financial reporting, planning, tax, treasury, as well as the Company’s investor relations, corporate communications, facilities and procurement functions. Mr. Pizzi has been with the Company since 2003 and most recently served as the Company’s Chief Risk Officer. Prior to that he served as the Corporate and bank Treasurer, during which time he was responsible for all portfolio, capital and liquidity management. He also previously held various positions in the Company’s portfolio management and derivatives functions. Before joining the Company, Mr. Pizzi worked in asset/liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board. Mr. Pizzi earned a B.A. in Economics from Ursinus College, is a CFA charterholder, and holds the Financial Risk Manager (FRM) designation.

Michael J. Curcio is Chief Brokerage Officer of the Company, responsible for leading the retail brokerage business, including all Product, Digital Channels, all Marketing, and the Company’s Corporate Services channel. Prior to re-joining the Company, Mr. Curcio was the CEO of Aperture Group, LLC, the parent company of OptionsHouse. A respected veteran of the online brokerage industry, he has a 20-year track record of releasing award-winning products, implementing customer retention strategies, and building cross-functional teams. Before joining Aperture Group and OptionsHouse, Mr. Curcio spent 11 years at the Company, last serving as the head of the Company’s brokerage business, in addition to the corporate services and market making channels. Prior to first joining the Company, Mr. Curcio spent 15 years at TD Waterhouse, last serving as EVP of Customer Relationship Management. Mr. Curcio received a B.S. in Business from the State University of New York, at Plattsburgh. He previously served on the Board of Governors of the Philadelphia Stock Exchange (PHLX), now NASDAQ OMX PHLX.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 12, 2018, by (i) each director; (ii) each NEO; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. Unless otherwise indicated, all persons named as beneficial owners of the Common Stock have sole voting power and sole investment power with respect to the shares indicated as owned. In addition, unless otherwise indicated, the address for each person named below is c/o E*TRADE Financial Corporation, 11 Times Square, 32nd Floor, New York, New York 10036.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Beneficially Owned Plus Certain Outstanding Equity Awards (2)	Percentage of Common Stock Beneficially Owned (3)
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Richard J. Carbone	2,470	20,604	*
Michael J. Curcio	—	—	*
Michael E. Foley (4)	48,700	48,700	*
James P. Healy	15,000	35,999	*
Kevin T. Kabat	10,135	10,135	*
Frederick W. Kanner (5)	46,463	46,463	*
James Lam	23,625	23,625	*
Rodger A. Lawson	40,785	58,919	*
Shelley B. Leibowitz	7,731	13,082	*
Michael A. Pizzi	15,851	15,851	*
Karl A. Roessner	35,917	35,917	*
Rebecca Saeger	26,961	26,961	*
Joseph L. Sclafani (6)	36,304	36,304	*
Gary H. Stern	15,500	15,500	*
Donna L. Weaver (7)	49,911	60,482	*

All current directors and executive officers as a group (14 persons)	326,653	399,842	*
STOCKHOLDERS OWNING MORE THAN 5%:
The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, PA 19355	29,247,776	29,247,776	11.03%
BlackRock, Inc. (9) 55 East 52nd Street New York, NY 10055	20,599,680	20,599,680	7.77%
FMR, LLC. (10) 234 Summer Street Boston, MA 02210	13,563,495	13,563,495	5.12%

*	Less than 1%

(1)	Beneficial ownership reported in the table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after March 12, 2018, upon the exercise of outstanding stock options and the vesting of restricted stock units.
(2)	Includes all of the shares of Common Stock included in the “Number of Shares of Common Stock Beneficially Owned” column, as increased by the number of DSUs that are vested or scheduled to vest within 60 days of March 12, 2018. Non-employee directors do not have the right to receive the underlying shares of Common Stock for more than 60 days following March 12, 2018. While these additional shares are not beneficially owned for purposes of SEC beneficial ownership rules, the Company has determined to include them in this column to provide more complete information with respect to the applicable individual’s equity holdings in the Company.

(3)	Based on 265,146,157 shares of Common Stock outstanding on March 12, 2018. Shares of Common Stock subject to options that are exercisable within 60 days of March 12, 2018 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.
(4)	As of September 5, 2017.
(5)	Includes 2,000 shares of Common Stock that are issuable upon exercise of vested options.
(6)	Includes 2,000 shares of Common Stock that are issuable upon exercise of vested options.
(7)	Includes 45,910 shares held by the Weaver Living Trust UAD 11/16/89 and 4,000 shares of Common Stock that are issuable upon exercise of vested options.
(8)	Based on a Schedule 13G/A filed with the SEC on February 9, 2018, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 29,247,776 shares of Common Stock as of December 31, 2017. Vanguard reported sole dispositive power as to 28,815,068 of the shares, shared dispositive power as to 432,708 of the shares, sole voting power as to 388,266 of the shares, and shared voting power as to 57,762 of the shares.
(9)	Based on a Schedule 13G/A filed with the SEC on January 29, 2018, wherein BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 20,599,680 shares of Common Stock as of December 31, 2017. BlackRock reported sole voting power as to 18,110,166 of the shares.
(10)	Based on a Schedule 13G filed with the SEC on February 13, 2018, wherein FMR, LLC (“FMR”) reported beneficial ownership of 13,563,495 shares of Common Stock as of December 29, 2017. FMR reported sole dispositive power as to 13,563,495 of the shares and sole voting power as to 865,814 of the shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis that follows provides a description of our compensation program for our Executive Chairman, our Chief Executive Officer, our Chief Financial Officer, our Chief Brokerage Officer, and our former Chief Technology and Operations Officer. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers, or NEOs. For 2017, our named executive officers were as follows:

•	Rodger A. Lawson, Executive Chairman

•	Karl A. Roessner, Chief Executive Officer

•	Michael A. Pizzi, Chief Financial Officer

•	Michael J. Curcio, Chief Brokerage Officer

•	Michael E. Foley, Former Chief Technology and Operations Officer

Mr. Foley ceased to be an executive officer of the Company effective September 5, 2017 and his employment with the Company terminated effective December 31, 2017.

Executive Compensation Highlights

FINANCIAL HIGHLIGHTS AND STOCKHOLDER PERFORMANCE

Strong financial results for 2017, which include:

•   Total Net Revenue: $2.37 billion in 2017, representing a 22% increase over 2016 total net revenue

•   Pre-tax Income: $1.06 billion in 2017, representing a 27% increase over 2016 pre-tax income

•   Net Income: $614 million in 2017, representing an 11% increase over 2016 net income

•   Total Stockholder Return: 43% in 2017 and 104% over the last three years

OTHER KEY ACCOMPLISHMENTS

•   Set Company records in 2017 for Daily Average Revenue Trades (“DARTs”), derivatives mix, net new brokerage assets(1) and margin balances

•   Completed the integration of OptionsHouse

•   Launched a new advertising campaign

•   Issued $1 billion of senior notes and redeemed higher cost corporate debt

•   Repurchased 8.5 million shares of our Common Stock

•   Reduced Tier 1 leverage ratio thresholds to 6.5% and 7.0% for the Company and E*TRADE Bank respectively

•   Grew balance sheet to $63.4 billion by year-end 2017

•   Added nearly $6 billion in new client plan assets under corporate services channel

•   Announced an agreement to acquire Trust Company of America (“TCA”) for $275 million in cash

•   Achieved strong financial results during period of intense market pressure and commission reductions

(1)	Record net new brokerage assets exclude one-time inflows related to past acquisitions.

COMPENSATION HIGHLIGHTS

•   Annual Cash Bonus awards to each NEO who was eligible to receive a bonus relating to 2017, which were funded based upon pre-tax income goals, specified key brokerage metrics and individual performance, ranged from 100% to 167% of target awards

•   Equity Compensation for NEOs in 2017 generally consisted of a mix of performance share units (“PSUs”) that vest based upon achievement of earnings per share and return on equity targets and time-based restricted stock units that vest over three years of continued employment (“RSUs”), with PSUs relating to 2017 performance vesting at 182.5% of target awards

COMPENSATION DESIGN
Philosophy and Peers	• We assess our compensation levels in comparison to a peer group of comparable companies and place an emphasis on performance-based pay through Annual Cash Bonuses and Equity Compensation
“Say on Pay”	• Our stockholders supported our compensation program with greater than a 92% approval level at our 2017 Annual Meeting of Stockholders
Annual Cash Bonuses

•   Annual Cash Bonuses are funded based upon pre-tax income performance and the achievement of specified key brokerage metrics; individual cash bonus amounts are also based, in part, on the individual performance of each NEO

Equity Compensation	• PSUs vest and settle based upon the achievement of earnings per share and return on equity targets • RSUs vest over three years of continued employment

Our Executive Compensation Philosophy

Our compensation program for our NEOs is designed to attract, motivate and retain highly qualified individuals and establish a strong link between their pay and the achievement of our business goals. We seek to accomplish these objectives by maintaining a pay-for-performance program heavily weighted toward incentives for sustainable long-term performance, as follows:

•	Annual cash bonus payments based on important near-term financial and operational goals that the Compensation Committee believes will improve our long-term results and strategic objectives; and

•	Equity compensation grants, consisting of: (1) PSUs, which vest and settle based upon the achievement of specified pre-established performance criteria over three successive one-year performance periods, and (2) RSUs, which vest ratably over a three-year period, each subject to continued employment. The Compensation Committee believes that granting a mix of performance-based vesting and time-based vesting awards provides the best method to both align the economic interests of our NEOs with those of our stockholders and ensure that a significant portion of each NEO’s compensation is tied to our long-term stock performance.

Key Compensation Practices and Governance

Our 2017 compensation program for our NEOs contains the following notable good corporate governance features:

WHAT WE DO	WHAT WE DO NOT DO
✓ We pay for performance	× We do not allow hedging or pledging of Company stock
✓ We review tally sheets	× We do not provide excise tax gross-ups
✓ We consider relevant peer groups in establishing compensation	× We do not provide defined benefit pensions or SERPs to NEOs
✓ We have equity ownership guidelines that include a stock retention requirement until ownership guidelines are met	× We do not permit repricing of stock options without stockholder approval
✓ We have a recoupment (clawback) policy	× We do not provide excessive perquisites or tax gross-ups on perquisites
✓ We have independent Board oversight and review the risk profile of compensation plans annually	× We do not provide for single-trigger equity vesting in the event of a change-in-control
✓ We retain an independent compensation consultant	× We do not provide excessive severance benefits

Compensation Considerations for 2017

2017 Say-on-Pay Vote. At our 2017 Annual Meeting of Stockholders, stockholders supported our “say-on-pay vote,” with more than 92% of the votes cast (excluding abstentions and broker non-votes) in favor of our compensation program for our NEOs. The Compensation Committee believes this overwhelming approval by our stockholders shows strong support for our compensation philosophy of placing significant weight on incentive pay and continues to use that philosophy as the basis for our compensation program.

Fiscal 2017 Business Highlights. Our business strategy is centered on two key objectives: accelerating the growth of our core brokerage business to improve market share, and generating robust earnings growth and healthy returns on capital to deliver long-term value for our stockholders. Accelerating the growth of our core brokerage business focuses on enhancing the overall customer experience and capitalizing on the value of our corporate services channel. Generating robust earnings growth and healthy returns on capital focuses on utilizing our balance sheet to enhance returns and putting capital to work for the benefit of our stockholders. Our executive compensation program has been designed to recognize and support these efforts.

In determining the appropriate compensation for our NEOs in 2017, the Board and the Compensation Committee considered our business and financial performance. In addition to our metrics and financial results during 2017, they considered the Company’s strategic positioning, the Company’s accomplishment of various operational, strategic and growth goals, the competitive environment, the integration of OptionsHouse, the reinvigoration of the Company’s brand, market developments and the macro-economic environment, as well as compensation of each of the NEO’s internal and external peers.

Mr. Roessner and his team of experienced executives have continued to deliver on our key business objectives, and the Board and the Compensation Committee recognized the following achievements in particular:

•	We grew the balance sheet to $63.4 billion at December 31, 2017.

•	We completed the integration of OptionsHouse, which was acquired by the Company in 2016, including the rollout of OptionsHouse features and functionality through E*TRADE.com and consolidation of retail brokerage accounts and customer-related balances onto our platforms.

•	We issued $600 million of 2.95% Senior Notes and $400 million of 3.80% Senior Notes and used the net proceeds, along with existing corporate cash, to redeem our outstanding $540 million of 5.375% Senior Notes and $460 million of 4.625% Senior Notes. This transaction reduces our annual corporate debt service costs from $50 million to $33 million.

•	We announced the repurchase of up to $1 billion of shares of our common stock. During the year ended December 31, 2017, the Company repurchased 8.5 million shares of our common stock for a total cost of $362 million. As of December 31, 2017, $638 million remained available for additional repurchases. As of February 16, 2018, we have subsequently repurchased an additional 1.1 million shares of our common stock at an average price of $49.99.

•	We grew our corporate services channel, adding nearly $6 billion in new client plan assets during 2017.

•	The Company’s consolidated Tier 1 leverage ratio was reduced to 6.5%, and E*TRADE Bank’s Tier 1 leverage ratio threshold was reduced to 7.5%.

•	We grew revenue by 22% year over year and expanded operating margin to 45% in the face of industry wide trade commission reductions.

•	We announced an agreement to acquire TCA for $275 million in cash with the goal of efficiently participating in the Registered Investment Advisor space through a custody platform.

Process for Determining Executive Compensation

Compensation Committee. As previously described, all members of the Compensation Committee were independent in 2017. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs. The Compensation Committee reviews and approves NEO compensation or, with respect to the compensation of the Executive Chairman and CEO, recommends their compensation to the independent members of the full Board for approval.

Compensation Consultants. The Compensation Committee has full authority to retain any consultants it deems appropriate. In 2017, the Compensation Committee again retained Pay Governance LLC as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Pay Governance LLC attended meetings of the Compensation Committee. No services were provided by Pay Governance LLC to the Company outside of its engagement with the Compensation Committee and the Governance Committee as described above. The Compensation Committee considered all relevant factors in determining the independence of Pay Governance LLC, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, and determined no conflicts of interest existed with respect to the Committee’s compensation consultant.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that our NEO compensation programs effectively meet the Compensation Committee’s objectives of retaining and motivating highly qualified individuals with the skills and experience necessary to achieve our key business objectives and rewarding desired performance and achievement of goals. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding the form and amount of each NEO’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the Executive Chairman and CEO are not present when the Compensation Committee or independent members of the full Board determine their respective compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Pay Governance LLC concerning programs and compensation levels offered by other companies as well as third party survey information in relevant markets and our industry. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation or place specific weights on the sources of pay information. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

The Compensation Committee conducts a thorough review of the peer comparator group each year to ensure the size, scope, performance and business focus of the peer comparator companies reflect the Company’s competitive environment. In 2017, the Compensation Committee, with assistance from Pay Governance LLC, determined that the peer comparator group set in 2016 continued to reflect the competitive environment with respect to attracting customers and talent and therefore did not make any changes. The peer comparator group companies are as follows:

Affiliated Managers Group Inc.	Interactive Brokers Group, Inc.	Northern Trust Corporation
Broadridge Financial Solutions, Inc.	Intercontinental Exchange, Inc.	Raymond James Financial, Inc.
Charles Schwab Corporation	Invesco Ltd.	SEI Investments Co.
CME Group, Inc.	Legg Mason, Inc.	Stifel Financial Corp
Eaton Vance Corp.	LPL Financial Holdings, Inc.	TD Ameritrade Holding Corporation
First Republic Bank	Nasdaq, Inc.	T. Rowe Price Group, Inc.
Huntington Bancshares Incorporated

Overview of 2017 Named Executive Officer Compensation

The following chart provides a brief overview of the elements and objectives of our compensation program for our NEOs:

Compensation Component	Key Features	Objective(s)
Base Salary

• Recognizes uniqueness of our organization and structure

• Reviewed annually to reflect skills, experience and performance

• Benchmarked with reference to peer group practices

• Set with reference to competitive levels

✓ Help attract and retain key leadership; aligned with salary levels associated with similar experience and skills in the market ✓ Provide competitive annual salary
Annual Cash Incentive Program

• Awards linked to goals for pre-tax income and specified key brokerage metrics

• Goals were approved by the Compensation Committee at the beginning of the year

• Target award opportunities set with reference to competitive levels

✓ Focus executives on achieving annual financial and strategic performance goals ✓ Reward for profitability and business performance
Long-Term Equity Awards

• PSUs vest and settle over three successive one-year performance periods based upon the achievement of earnings per share and return on equity targets

• RSUs vest over three years based upon continued employment

• Target award opportunities set with reference to competitive levels

✓ Provide linkage to long-term stockholder value through a mix of performance and retention features ✓ Mitigate risk-taking ✓ Enhance executive ownership
Retirement Plan and Other Benefits	• NEOs participate in our employee 401(k) plan and broad-based employee benefit plans • Limited perquisites above de minimis value	✓ Encourage executives to save for retirement without the use of costly defined benefit plans or SERPs ✓ Limited perquisites avoid special executive benefits
Stock Ownership and Retention	• Meaningful ownership requirements: – Executive Chairman & CEO: 5x salary (1) – NEOs: 3x salary • Retention of 50% of after-tax value of stock until guideline is met	✓ Require meaningful ownership of Company stock to ensure alignment with stockholder investment performance
Other Compensation Components	• Clawback policy • No single-trigger severance upon a Change-In-Control (“CIC”) • No 280G gross-ups on CIC benefits • No excessive severance benefits	✓ Apply good compensation governance practices

(1)	Please see “Equity Ownership Guidelines” description on page 31 of this Proxy Statement for additional information regarding current ownership requirements.

The total target compensation for 2017 for our NEOs, including each element of compensation and individual changes in particular elements from 2017, are described below.

At least once a year, the Compensation Committee reviews “tally sheets” for each of the NEOs. These tally sheets are prepared by Pay Governance LLC, the Compensation Committee’s independent compensation consultant, and quantify the elements of each NEO’s total compensation, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2017 compensation based on this particular review, although it uses the tally sheet information as a resource when considering executive compensation matters.

The differences in pay among NEOs is a result of the Compensation Committee’s review of each NEO’s position and level of authority within the Company, experience, unique skill sets, significant achievements, competitive level of total compensation as compared with internal and external peers and/or individual negotiations in connection with accepting employment with the Company. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities. The Compensation Committee does not place a specific weight or emphasis on any of these factors.

2017 Performance Metrics. Our strategy for 2017 was to accelerate the growth of our core brokerage business and to generate robust earnings growth and healthy returns on capital. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance.

The cash bonuses awarded to NEOs for 2017 were based 70% on the Company’s pre-tax income for the year and 30% on the achievement of specified quantitative key brokerage metrics, including net new brokerage accounts, net new brokerage assets, margin contribution, daily average revenue trades, managed product and derivative mix. In addition, the Compensation Committee had discretion to adjust the overall cash bonus amounts upward or downward by 20%. For purposes of the annual cash incentive plan, pre-tax income excludes certain costs relating to regulatory, structural, legal and compliance, executive severance, business disruption, strategic investments and legacy provision (benefit) for loan losses.

The PSUs granted to NEOs for 2017 performance were based 50% on consolidated earnings per share targets relating to 2017 and 50% on return on equity targets relating to 2017.

For additional information regarding the annual cash bonuses paid to the NEOs in early 2018 for 2017 performance and the vesting and settlement of the PSUs that were granted with respect to 2017 performance, please see pages 29 through 30 of this Proxy Statement.

Determination of Compensation Levels for our NEOs

Compensation of Our Executive Chairman. Mr. Lawson was appointed as our Executive Chairman on September 12, 2016. In connection with his appointment as our Executive Chairman, Mr. Lawson entered into an employment agreement with us (the “Lawson Agreement”), which is scheduled to remain in effect until December 31, 2018.

The Lawson Agreement provides that Mr. Lawson will receive an annual base salary of $850,000. The Lawson Agreement further provides that Mr. Lawson is eligible to receive an annual cash performance bonus for each of 2017 and 2018 with a target of $1,650,000. Mr. Lawson is also eligible to receive an annual equity performance bonus for each of 2017 and 2018 with a target of $1,500,000 in the form of PSUs and $1,000,000 in the form of RSUs.

Compensation of Our CEO. Mr. Roessner entered into a new employment agreement with us originally effective September 12, 2016 and later amended effective February 16, 2017 (together, the “Roessner Agreement”) and February 9, 2018. The Roessner Agreement is scheduled to remain in effect until December 31, 2019.

The Roessner Agreement provides that Mr. Roessner will receive an annual base salary of $850,000. The Roessner Agreement further provides that Mr. Roessner was eligible to receive an annual cash performance bonus for 2017 with a target of $1,500,000, representing a $550,000 increase over Mr. Roessner’s 2016 cash performance bonus target, and an annual equity performance bonus for 2017 with a target of $1,200,000 in the form of PSUs and $1,200,000 in the form of RSUs. For 2018, Mr. Roessner’s annual base salary increased to $1,000,000, his annual cash performance bonus target increased to $2,000,000 and his annual equity performance bonus increased to $3,000,000 ($1,500,000 in the form of PSUs and $1,500,000 in the form of RSUs). Each of these increases for Mr. Roessner were made to reflect his responsibilities as the Chief Executive Officer of the Company and to better align his compensation with his external peer group.

Compensation of Our Chief Financial Officer. Mr. Pizzi entered into a new employment agreement with us effective February 14, 2017 (the “Pizzi Agreement”), which had an initial term that remained in effect until December 31, 2017 and thereafter automatically renews for additional one-year periods unless earlier terminated in accordance with the provisions of the Pizzi Agreement.

The Pizzi Agreement provides that Mr. Pizzi will receive an annual base salary of $600,000 and that Mr. Pizzi was eligible to receive an annual cash performance bonus for 2017 with a target of $1,200,000, representing an increase of $300,000 over Mr. Pizzi’s 2016 cash performance bonus target. The Pizzi agreement further provides that Mr. Pizzi is eligible to receive equity compensation awards from time to time at the discretion of the Board or its designee. For 2018, Mr. Pizzi’s annual cash performance bonus target increased to $1,300,000 and his annual equity performance bonus increased to $1,800,000 ($900,000 in the form of PSUs and $900,000 in the form of RSUs). The increases in Mr. Pizzi’s annual cash performance bonus target and equity performance bonus target were made to better align his compensation with his external peer group and reflect his responsibility in executing on our ambitious capital plan and aggressive budget and growth targets.

Compensation of Our Chief Brokerage Officer. Mr. Curcio entered into a new employment agreement with us effective February 15, 2017 (the “Curcio Agreement”), which had an initial term that remained in effect until December 31, 2017 and thereafter automatically renews for additional one-year periods unless terminated in accordance with the provisions of the Curcio Agreement.

The Curcio Agreement provides that Mr. Curcio will receive an annual base salary of $600,000 and that Mr. Curcio was eligible to receive an annual cash performance bonus for 2017 with a target of $1,200,000. The Curcio Agreement further provides that Mr. Curcio is eligible to receive equity compensation awards from time to time at the discretion of the Board or its designee. For 2018, Mr. Curcio’s annual cash performance bonus target increased to $1,300,000 and his annual equity performance bonus increased to $1,800,000 ($900,000 in the form of PSUs and $900,000 in the form of RSUs). The increases in Mr. Curcio’s annual cash performance bonus target and equity performance bonus target were made to better align his compensation with his external peer group and reflect his responsibility in leading the brokerage business in achieving our operating metrics.

Compensation of Our Former Chief Technology and Operations Officer. Mr. Foley entered into a new employment agreement with us effective February 15, 2017 (the “Foley Agreement”), which had an initial term that was scheduled to remain in effect until December 31, 2017 unless terminated in accordance with the provisions of the Foley Agreement.

The Foley Agreement provided that Mr. Foley would receive an annual base salary of $600,000 and that Mr. Foley was eligible to receive an annual cash performance bonus for 2017 with a target of $600,000. The Foley Agreement further provided that Mr. Foley was eligible to receive equity compensation awards from time to time at the discretion of the Board or its designee.

Mr. Foley ceased serving as an executive officer of the Company effective September 5, 2017 and terminated employment with the Company effective December 31, 2017. As a result of Mr. Foley’s termination of employment, he received severance in accordance with a transition and separation agreement. Please see the “2017 Summary Compensation Table” set forth on page 34 for additional information regarding Mr. Foley’s severance payments.

Base Salary

The annual base salary payable to each of our NEOs was set at a level that is reflective of the NEO’s position within the Company, experience, unique skills, internal peer and external peer group salaries, and individual negotiations undertaken during the hiring process. We strive to set base salaries for each of our NEOs at levels that are competitive with those paid to similarly situated executives at our peer companies. For 2017, the Compensation Committee made no significant changes to base salary for our NEOs.

Annual Cash Incentive Program

Annual Cash Incentive Awards. This cash-based element of compensation provides NEOs with an incentive and a reward for achieving meaningful near-term performance objectives that the Compensation Committee believes will lead to sustainable long-term performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is also important to retain a degree of flexibility given the nature of our business. The target amount for each of our NEOs was set at a level that is reflective of each individual’s position within the Company, the importance of the various business areas or functions overseen to the Company’s strategy and success and each individual’s overall compensation.

Cash Awards for 2017 Performance. In 2017, the Compensation Committee established target cash bonus awards for each of our NEOs, in the amounts set forth in the “Grants of Plan-Based Awards” table, for which the actual payout amounts would depend on the Compensation Committee’s review of our 2017 performance against the performance criteria described below. In early 2018, after reviewing both our financial and strategic performance, the Compensation Committee approved a total bonus pool based on the factors described below and then determined appropriate individual payments. In determining the total bonus pool for 2017, the Compensation Committee determined that (i) the pre-tax income of the Company, which generally accounts for 70% of the bonus, was above budget; and (ii) the Company’s key brokerage metrics, which generally account for 30% of the bonus, and include net new brokerage accounts, net new brokerage assets, margin contribution, daily average revenue trades, managed product and derivative mix, was also above budget. The achievement of these pre-established performance criteria resulted in a bonus pool that was equal to 126.2% of the accrued target budget. The Compensation Committee did not exercise its discretion to increase or decrease the bonus pool.

Individual Cash Bonus Payouts. In determining the individual NEO payments from this bonus pool, the Board (with respect to the Executive Chairman and CEO) and the Compensation Committee primarily considered which business areas were most successful and their importance to our strategy and successes, together with its view of leadership and effort by each individual officer and each individual’s overall compensation. As further described below, this resulted in each of Messrs. Lawson, Roessner, Pizzi, and Curcio receiving payments of $1,650,000, $2,500,000, $1,600,000, and $1,600,000, respectively. In paying cash bonuses at or above target, the Board (with respect to the Executive Chairman and CEO) and the Compensation Committee sought to recognize the achievements of the Company during the year and continue to emphasize its objective to pay for performance.

Given our strong financial and operational results in 2017, all bonus payouts to NEOs who were eligible to receive a bonus with respect to 2017 were at or above target. However, the Board (with respect to the Executive Chairman and CEO) and the Compensation Committee approved slightly different allocations (as a percentage of targets) due to the particular responsibilities and roles of each individual NEO. Mr. Lawson received 100% of target in recognition of his efforts in guiding our successful management transition. Mr. Roessner received 167% of target in recognition of the Company’s strong financial results, his responsibility for all of the Company’s business units and functions, his leadership in enhancing the executive management team and positioning the Company to achieve its ambitious financial and growth goals, including the growth of the Company’s balance sheet, reinvigorating the Company’s brand, and guiding the integration of OptionsHouse. Mr. Pizzi received 133% of target in recognition of his leadership in significant efforts that have contributed to the Company’s financial results, including his execution against our ambitious capital plan, the launch of a $1 billion stock buy-back, the Company’s refinancing of its debt obligations to lower its interest expense and the successful preferred stock offering to fund the TCA acquisition. Mr. Curcio received 133% of target in recognition of his efforts in leading the brokerage business, including refocusing the brokerage team on enhancing the customer experience, the integration of OptionsHouse and the growth of the Company’s corporate services channel. Mr. Foley’s employment with the Company terminated effective December 31, 2017 and therefore he was not eligible to receive a cash bonus payment in respect of 2017.

Equity Compensation

Long-Term Incentive Compensation Practices for 2017. We generally grant each of our NEOs an equal mix of both performance-vesting PSUs and time-vesting RSUs. The Compensation Committee believes that awarding an equal mix of time-vesting and performance-vesting equity awards based on pre-established goals achieves a balance in our equity-based compensation program and serves to further align the interests of our NEOs and our stockholders because the time-vesting RSU grants will continue to provide retention value, while the PSU grants help to further ensure a strong pay-for-performance alignment of our compensation program with stockholder interests and will further motivate our NEOs to strive to achieve our key business objectives. The target amount for each of our NEOs was set at a level that is reflective of each individual’s position within the Company, the importance of the various business areas or functions overseen to the Company’s strategy and success and each individual’s overall compensation.

PSU Grants Relating to 2017 Performance. The PSUs that were granted to our NEOs in 2017 are subject to vesting over three successive one-year performance periods, with one-third of the PSUs relating to performance goals with respect to each of 2017, 2018 and 2019. In addition, Messrs. Roessner, Pizzi and Foley were each granted PSUs in 2016, of which a total of one-third were subject to vesting over a one-year performance period relating to 2017 performance goals. Accordingly, for Messrs. Roessner, Pizzi and Foley, a total of one-third of the PSUs granted in 2016 and a total of one-third of the PSUs granted in 2017 were subject to vesting based on performance goals relating to 2017. For Messrs. Lawson and Curcio, one-third of the PSUs granted in 2017 were subject to vesting based on performance goals relating to 2017.

The performance goals that apply to the PSUs that were subject to vesting based on 2017 performance (the “2017 PSUs”) were established at the beginning of 2017. One-half of the 2017 PSUs were subject to the Company’s achievement in 2017 of earnings per share targets, and the other one-half of the 2017 PSUs were subject to return on equity targets. In February 2018, the Compensation Committee reviewed 2017 performance relative to the pre-established goals and, based on that performance, confirmed that the Company had achieved 182.5% of overall target performance with respect to the 2017 PSUs.

RSU Grants Made in 2017. The RSUs granted to our NEOs in 2017 vest annually over three years, subject to the NEO’s continued employment with the Company.

RSU Grants Relating to 2017 Performance. In February 2018, the Compensation Committee granted each of Messrs. Pizzi and Curcio RSU awards relating to 2017 performance with a grant date fair market value of $200,000. The RSU grants will vest ratably over three years, subject to each NEO’s continued employment with the Company. Because these awards were made in 2018, SEC disclosure rules do not require that they be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. We are describing these grants in this “Compensation Discussion and Analysis” because they were made to Messrs. Pizzi and Curcio in recognition of their significant contributions to the Company’s success in 2017.

Equity Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our NEOs further aligns their interests with those of our stockholders.

Under our stock ownership guidelines in 2017, the Executive Chairman and the CEO were each expected to beneficially own shares of our Common Stock with a market value equal to at least five times his base salary (as adjusted from time to time). Each of the other NEOs (as well as certain other employees of the Company) was expected to beneficially own shares of our Common Stock with a market value equal to at least three times his or her base salary (as adjusted from time to time).

Effective January 18, 2018, the Executive Chairman and the CEO are each expected to beneficially own shares of our common stock with a market value equal to at least six times his base salary (as adjusted from time to time). Each of the other NEOs (as well as certain other executives of the Company) is expected to beneficially own shares of our Common Stock with a market value equal to at least four times his or her base salary (as adjusted from time to time).

Until an NEO has met this equity ownership guideline, he or she is required to hold 50% of all after-tax shares remaining from the vesting of RSU and PSU awards and 50% of all after-tax shares remaining from the exercise of vested stock options until such time as the NEO meets the applicable threshold. As of December 31, 2017, all of our NEOs were in compliance with the equity ownership requirements in effect for 2017 and as of March 12, 2018, each NEO was in compliance with the equity ownership guidelines in effect as of January 18, 2018.

For purposes of the equity ownership guidelines described above, an NEO’s shareholdings include, in addition to shares held outright, any unvested RSUs that vest subject to the NEO’s continued employment with the Company. The value of each RSU is treated the same as a share of the Company’s Common Stock.

The Compensation Committee periodically reviews compliance with these equity ownership guidelines.

Recoupment Policy

Our Incentive Compensation Recoupment Policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited consolidated financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee is entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Benefits in Connection with Termination of Employment Relating to Change in Control

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs providing for severance benefits, including enhanced severance benefits in connection with certain qualifying terminations of employment in connection with a change in control, as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes they are appropriate to help alleviate any uncertainty and concern our NEOs may have over being terminated and therefore help to ensure that our

NEOs remain focused solely on their duties. The Compensation Committee balances the potential costs of these agreements against the need to retain our NEOs in a market for top executive candidates that has become increasingly competitive. Our employment agreements with our NEOs do not provide for tax gross-ups, including with respect to any excise taxes resulting from Section 280G of the Internal Revenue Code.

Other Benefit Plans and Perquisites

We do not offer a defined benefit pension plan or “SERP” for our executives and only provide matching contributions to our 401(k) plan, which are made for NEOs in the same manner as for our other employees.

We offer a non-qualified deferred compensation plan for our NEOs, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

Our philosophy is to provide minimal perquisites. We only provide NEOs with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per individual of less than $5,000 per year. Beyond this, there are no perquisites offered to our NEOs with anything other than a de minimis value.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited beginning in 2018, as described below.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modifies Section 162(m) and, among other things, eliminates the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, in order to maintain flexibility in compensating executive officers in accordance with the considerations described in this “Compensation Discussion and Analysis,” the Compensation Committee will not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee reviewed and discussed this “Compensation Discussion and Analysis” set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Rebecca Saeger, Chair

Richard J. Carbone

James P. Healy

Frederick W. Kanner

Gary H. Stern

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2017, Ms. Saeger and Messrs. Carbone, Healy, Kabat, Kanner and Stern served on the Compensation Committee. None of these individuals was at any time during 2017, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Compensation Risk Assessment

During 2017, the Compensation Committee considered the risk profile of our compensation programs, including a review of both executive and non-executive compensation in a series of meetings with Pay Governance LLC, its independent compensation consultant, and members of our Legal, Human Resources and Risk teams. In particular, the Compensation Committee requested that Pay Governance LLC review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans do not pose a material risk to the Company. We believe the compensation program for our NEOs supports long-term growth and does not encourage excessive risk-taking because of the following features, as further described in this “Compensation Discussion and Analysis”:

•	The balance between fixed and variable pay;

•	The aggregate bonus pool funding is capped;

•	We grant RSU awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	Earnings per share funds a portion of the PSU awards, meaning NEOs’ goals are directly aligned with the profitability of the Company and the successful execution of our capital plan;

•	Our equity ownership guidelines, as further described above, discourage the short-term gain our NEOs could realize if permitted to sell a large portion of their holdings;

•	Incentive compensation for NEOs depends on both pre-established financial performance and business objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	We maintain an incentive compensation recoupment policy.

EXECUTIVE COMPENSATION

2017 SUMMARY COMPENSATION TABLE

The following table shows the annual and long-term compensation paid or accrued by the Company to its named executive officers, which consist of its Executive Chairman, Chief Executive Officer, Chief Financial Officer, Chief Brokerage Officer, and its former Chief Technology and Operations Officer.

Name & Position	Year	Salary	Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Rodger A. Lawson (4)	2017	$850,000	$2,499,935		$1,650,000	$11,865	$5,011,800
Executive Chairman	2016	$228,846	$904,983		$500,000	$328,773	$1,962,602
Karl A. Roessner (5)	2017	$850,000	$2,399,991		$2,500,000	$12,608	$5,762,599
Chief Executive Officer	2016	$813,462	$2,649,973		$1,100,000	$11,699	$4,575,134
	2015	$800,000	$2,349,962		$800,000	$8,183	$3,958,145
Michael A. Pizzi	2017	$600,000	$1,599,947		$1,600,000	$12,390	$3,812,337
Chief Financial Officer	2016	$584,615	$1,399,983		$1,000,000	$11,467	$2,996,065
	2015	$484,615	$1,599,989		$850,000	$7,994	$2,942,598
Michael J. Curcio	2017	$576,923	$1,599,947		$1,600,000	$12,520	$3,789,390
Chief Brokerage Officer	2016	$184,231	$7,676,361	(6)	$875,184	$2,000	$8,737,776
Michael E. Foley (7)	2017	$600,000	$799,974		$—	$1,844,713	$3,244,687
Chief Technology and Operations Officer	2016	$600,000	$799,964		$600,000	$11,570	$2,011,534
	2015	$592,308	$1,399,984		$700,000	$8,300	$2,700,592

(1)	Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For grants made in 2017, the stock awards reported in this column were in the amounts set forth in the “Grants of Plan Based Awards” table below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $34.97 per share for awards granted on February 3, 2017. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. For additional information, including PSU awards at target and maximum performance on a per executive basis, refer to the “Grants of Plan-Based Awards Table,” below.
(2)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year.
(3)	The amounts set forth in this column for 2017 represent, as applicable, (i) Company contributions to the Company’s 401(k) plan; (ii) the cost of Company-provided umbrella liability insurance; (iii) for Mr. Curcio, a one-time payment of $655 provided to former OptionsHouse employees related to insurance benefits, and (iv) for Mr. Foley, cash severance payments of $1,800,000, and continued medical coverage with a value of $32,848. In accordance with SEC rules, the compensation described in this table does not include medical, disability or group life insurance received by the NEOs that are available generally to all salaried employees of the Company.
(4)	Mr. Lawson served as the Company’s Non-Executive Chairman in 2016 until he was appointed as Executive Chairman of the Company effective September 12, 2016.
(5)	Mr. Roessner served as the Company’s General Counsel in years 2015 and 2016 until he was appointed as Chief Executive Officer of the Company effective September 12, 2016.
(6)	The amount set forth in this column for year 2016 represents, in connection with our acquisition of OptionsHouse, a one-time equity award grant to Mr. Curcio consisting of RSUs, which approximated the unvested portion of a profit sharing plan award from his prior employer. The award vests ratably on each of the first three anniversaries of the grant date.
(7)	Mr. Foley ceased to be an executive officer of the Company effective September 5, 2107 and his employment with the Company terminated effective December 31, 2017.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Dollars expressed in thousands and rounded to the nearest thousand) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($) (2)
Name	Grant Date	Threshold ($) (3)	Target ($) (3)	Maximum ($) (3)	Threshold (#)	Target (#)	Maximum (#) (4)
Rodger A. Lawson	2/3/2017	825	1,650	2,475		42,893	85,786	28,595	2,499,935

Karl A. Roessner	2/3/2017	750	1,500	2,250		34,315	68,630	34,315	2,399,991

Michael A. Pizzi	2/3/2017	600	1,200	1,800		22,876	45,752	22,876	1,599,947

Michael J. Curcio	2/3/2017	600	1,200	1,800		22,876	45,752	22,876	1,599,947

Michael E. Foley	2/3/2017	—	—	—		11,438	22,876	11,438	799,974

(1)	Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target award opportunities that were established under the Company’s non-equity compensation plan for 2017 as discussed in the “Compensation Discussion and Analysis,” above. Payments actually made for these opportunities in February 2018 for 2017 performance are listed in the “2017 Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column for 2017.
(2)	Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. These amounts are also disclosed in the “Stock Awards” column in the “2017 Summary Compensation Table” above.
(3)	The Company’s practice under its current plan is to pay its NEOs a non-equity incentive award in an amount that is at least equal to the threshold amount if performance goals are achieved but does not exceed the maximum amount.
(4)	The grant date fair value of the PSUs assuming the maximum level of performance is achieved is equal to $2,999,936 for Mr. Lawson, $2,399,991 for Mr. Roessner, $1,599,947 for Messrs. Pizzi and Curcio, and $799,974 for Mr. Foley.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Option Awards Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Rodger A. Lawson				7,492	371,378	9/12/2016
				28,595	1,417,454	2/3/2017
						2/3/2017	42,893	2,126,206

Karl A. Roessner				15,553	770,962	2/6/2015
				10,433	517,164	2/6/2015
				30,335	1,503,706	2/5/2016
				24,973	1,237,912	9/12/2016
				34,315	1,700,995	2/3/2017
						2/5/2016	17,334	859,246
						2/3/2017	34,315	1,700,995
	4,837	17.58	2/10/2018
Michael A. Pizzi				9,721	481,870	2/6/2015
				7,711	382,234	2/6/2015
				30,913	1,532,357	2/5/2016
				22,876	1,133,963	2/3/2017
						2/5/2016	9,534	472,600
						2/3/2017	22,876	1,133,963
	11,727	17.58	2/10/2018
Michael J. Curcio				191,705	9,502,817	9/12/2016
				22,876	1,133,963	2/3/2017
						2/3/2017	22,876	1,133,963

Michael E. Foley (4)				9,072	449,699	2/6/2015
				6,351	314,819	2/6/2015
				13,867	687,387	2/5/2016
				11,438	566,982	2/3/2017
						2/5/2016	9,244	458,225
						2/3/2017	11,438	566,982

(1)	All unvested restricted stock and RSU awards vest equally on an annual basis over a three-year period measured from the date of grant.
(2)	The market value of unvested and unearned stock awards is based on an assumed price of $49.57 per share, which was the closing price of our Common Stock on December 29, 2017, which was the last trading day in 2017.
(3)	Represents the number of shares the NEO may receive under PSU awards assuming achievement of the applicable performance measures at the target performance level. The PSU awards granted in 2016 for all NEOs other than Mr. Lawson vest and settle at the conclusion of three one-year performance periods ending on December 31 of each of 2016, 2017 and 2018, respectively. The PSU awards granted in 2017 for all NEOs vest and settle at the conclusion of three one-year performance periods ending on December 31 of each of 2017, 2018 and 2019, respectively.
(4)	The awards listed for Mr. Foley remain subject to vesting on the regularly scheduled vesting dates subject to his continued compliance with certain post-termination covenants.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options during 2017 by our NEOs and vesting of other stock awards held by our NEOs during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Rodger A. Lawson	—	—	24,147	865,782
Karl A. Roessner	3,712	74,707	104,327	3,708,700
Michael A. Pizzi	11,249	236,276	60,632	2,112,887
Michael J. Curcio	—	—	95,853	3,898,581
Michael E. Foley	—	—	41,868	1,460,589

(1)	Aggregate value realized upon vesting of our Stock Awards is based on the fair market value of our Common Stock (using the average of the high and low sale prices) on the vesting date. With respect to Option Awards, the value realized is calculated by subtracting the exercise price from the sale price.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer a defined benefit retirement plan to any of our employees, including our NEOs.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2017, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balances as of December 31, 2017 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Agreements with Named Executive Officers

Under the terms of their employment agreements and equity award agreements in effect as of December 31, 2017, each NEO is entitled to severance benefits in the event of (i) an involuntary termination of the NEO’s employment without “Cause” (as defined in the employment agreement) or (ii) a voluntary termination of the NEO’s employment due to an event of “Good Reason,” in each case subject to the NEO signing a release of claims in favor of the Company. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the NEO’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below.

The severance benefits for our NEOs (other than for our Executive Chairman) include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) the sum of the NEO’s base salary and target cash bonus;

•	A pro-rated annual cash bonus for the year of the termination based on our actual achievement of the applicable performance objectives for the full year;

•	Continued medical coverage for up to 12 months following termination of employment (or up to 24 months following a CIC Termination) for NEOs except for our CEO;

•	Continued medical coverage for up to 24 months following termination of employment or following a CIC Termination for our CEO;

•	Continued vesting of time-based equity awards upon a termination that does not qualify as a CIC Termination, subject to the NEO’s compliance with certain covenants;

•	Immediate vesting of time-based equity awards upon a CIC Termination;

•	Continued vesting and settlement of then outstanding and not vested PSUs at the Company’s actual performance level upon a termination that does not qualify as a CIC Termination; and

•	Vesting and settlement of PSUs for the 2017, 2018 and 2019 performance periods at 100% of respective target performance level upon a CIC Termination.

The severance benefits for our Executive Chairman include:

•	Upon a termination other than a CIC Termination:

[o]	A lump sum payment equal to the base salary payable to the Executive Chairman during the period commencing on the date of termination and ending on December 31, 2018;

[o]	Continued payment of the cash bonuses that would have been payable to the Executive Chairman for the year of termination and each subsequent year through and including 2018 based on our actual achievement of the applicable performance objectives for each year;

[o]	Continued medical coverage through December 31, 2018;

[o]	Continued vesting of time-based equity awards, subject to the Executive Chairman’s compliance with certain covenants; and

[o]	Continued vesting and settlement of then outstanding and not vested PSUs at the Company’s actual performance level.

•	Upon a CIC Termination:

[o]	A lump sum payment equal to two times the sum of the Executive Chairman’s annual base salary and annual target cash bonus;

[o]	A pro-rated annual cash bonus for the year of the termination based on our actual achievement of the applicable performance objectives for the full year;

[o]	Continued medical coverage for 24 months following termination of employment;

[o]	Immediate vesting of time-based equity awards; and

[o]	Vesting and settlement of PSUs for the 2017, 2018 and 2019 performance periods at 100% of respective target performance level.

In addition, under the employment agreements with our NEOs and our standard forms of equity award agreements for awards granted in 2017, the NEOs (or their estate, as applicable) are entitled to receive the accelerated vesting of certain equity awards and the payment of a pro-rata portion of the NEO’s annual cash bonus in the event of the NEO’s death or disability.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2017.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Benefits (2)	Total (3)
Rodger A. Lawson
Involuntary Termination	$4,150,000	(4)	$3,915,039	$—	$8,065,039
CIC Termination	$6,650,000	(5)	$3,915,039	$—	$10,565,039
Death/Disability	$1,650,000	(6)	$3,915,039	$—	$5,565,039
Karl A. Roessner
Involuntary Termination	$3,850,000	(4)	$8,290,979	$32,125	$12,173,104
CIC Termination	$6,200,000	(5)	$8,290,979	$32,125	$14,523,104
Death/Disability	$1,500,000	(6)	$8,290,979	$—	$9,790,979
Michael A. Pizzi
Involuntary Termination	$3,000,000	(4)	$5,136,989	$16,424	$8,153,413
CIC Termination	$4,800,000	(5)	$5,136,989	$32,847	$9,969,836
Death/Disability	$1,200,000	(6)	$5,136,989	$—	$6,336,989
Michael J. Curcio
Involuntary Termination	$3,000,000	(4)	$11,770,743	$15,875	$14,786,618
CIC Termination	$4,800,000	(5)	$11,770,743	$31,749	$16,602,492
Death/Disability	$1,200,000	(6)	$11,770,743	$—	$12,970,743
Michael E. Foley (7)	$1,800,000		$3,044,094	$32,847	$4,876,941

(1)	The market value of any equity awards that would vest on each event is based on an assumed price of $49.57 per share, which was the closing price of our Common Stock on December 29, 2017, which was the last trading day in 2017. Amounts included in this column reflect the value of time-based equity awards and PSUs which would: (a) immediately vest upon a CIC Termination or Death/Disability; and (b) continue to vest subject to compliance with certain covenants upon an involuntary termination.
(2)	Consists of continued medical coverage for 12 months following involuntary termination and 24 months following a CIC Termination for Messrs. Pizzi and Curcio, and continued medical coverage for 24 months following involuntary termination or a CIC Termination for Mr. Roessner. Assumes a per month cost of $1,339 for Mr. Roessner, $1,369 for Mr. Pizzi, and $1,323 for Mr. Curcio. Mr. Lawson did not elect medical coverage in 2017.
(3)	Amounts listed in this column may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.
(4)	For Messrs. Roessner, Pizzi, and Curcio, represents one times the sum of salary and target bonus, plus pro-rated annual cash bonus for the year of termination. For Mr. Lawson, represents (i) base salary through December 31, 2018, and (ii) continued payment of annual cash bonuses through and including 2018, assuming achievement of performance goals at the target level for 2018 bonus.
(5)	For Messrs. Lawson, Roessner, Pizzi, and Curcio, represents two times the sum of salary and target bonus, plus pro-rated annual cash bonus for the year of termination.
(6)	Consists of pro-rated target cash bonus for the year of termination. Because this scenario presumes the triggering event occurred on December 31, 2017, the pro-rated value is 100% of the target bonus for 2017.
(7)	All amounts reported for Mr. Foley reflect actual amounts paid or to be paid as a result of his termination of employment effective December 31, 2017.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2017, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	2,677,619	$23.22	8,985,864
Equity compensation plans not approved by stockholders	—	—	—

Total	2,677,619	$23.22	8,985,864

(1)	Includes stock options, RSUs, and PSUs (at maximum performance level) but not restricted shares.
(2)	Excludes RSUs, PSUs and restricted stock, which have no exercise price.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company determined that the total annual compensation paid to our Chief Executive Officer in respect of 2017 was approximately 62 times the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) in respect of 2017.

For purposes of the pay ratio calculation, we identified the median employee by examining the 2017 total compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time or part-time basis, excluding contingent and outsourced employees, consultants and interns. To calculate the annual total compensation for all employees we included all compensation earned by the employees for 2017, including salary, bonus, equity compensation and Company 401(k) contribution. The median of the annual total compensation of all of our employees (other than our Chief Executive Officer) was $93,681. The total compensation of our Chief Executive Officer is set forth in the 2017 Summary Compensation Table on page 34 of this Proxy Statement under the heading “Total Compensation.”

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

The Board has formally adopted a policy with respect to related party transactions that provides the framework under which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related party (as defined in our policy, which includes the Company’s directors, executive officers, any nominee to become a director of the Company, stockholders owning more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest) has or will have a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and on our website at about.etrade.com in the “Corporate Governance” section.

There were no related party transactions identified for 2017.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 20-Commitments, Contingencies and Other Regulatory Matters within Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 21, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of our directors, executive officers and owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during 2017.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2019 Proxy Materials. Stockholders may submit proposals for inclusion in the Company’s proxy materials for the 2019 Annual Meeting of Stockholders in accordance with Exchange Act Rule 14a-8. To be considered for inclusion in our proxy materials for the 2019 Annual Meeting, stockholder proposals must be received no later than November 27, 2018 at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary, and must comply with all provisions of Rule 14a-8. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy materials for the 2019 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2019 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy materials for the 2019 Annual Meeting of Stockholders, but is instead intended to be presented at the 2019 Annual Meeting, or a stockholder who intends to submit a candidate for nomination as director at the 2019 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than January 10, 2019 and no later than February 9, 2019 as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2017, the Audit Committee met 13 times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The members of the Audit Committee, along with other members of the Board, receive director education from its independent auditors at least once a year. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and Nasdaq rules, as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2017, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani, Chair

Richard J. Carbone

Frederick W. Kanner

James Lam

Donna L. Weaver

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018

The Notice of Internet Availability, the Proxy Statement and the Company’s 2017 Annual Report are available at www.proxyvote.com.

ANNUAL REPORT ON FORM 10-K

On February 21, 2018, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC. Stockholders may obtain a copy of the 2017 Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website at about.etrade.com under the “Investor Relations” tab, by writing to the Corporate Secretary, at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, emailing ir@etrade.com or calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

APPENDIX A

E*TRADE Financial Corporation

2018 Employee Stock Purchase Plan

Section 1.	Purpose of the Plan

The E*TRADE Financial Corporation 2018 Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Company pursuant to a plan that is designed to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Section 2.	Definitions

Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

(a)          “Board” shall mean the board of directors of the Company.

(b)          “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

(c)          “Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 3.

(d)          “Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

(e)          “Company” shall mean E*TRADE Financial Corporation or any successor corporation.

(f)          “Compensation” shall mean the fixed salary or base hourly wage paid by the Company or a Designated Subsidiary, as applicable, to an Employee as reported by the Company (or by a Designated Subsidiary) to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding items such as commissions, bonuses, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

(g)          “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(h)          “Designated Subsidiary” shall mean any Subsidiary of the Company that is designated by the Committee to participate in the Plan. The Committee may, from time to time, designate any Subsidiary from among a group consisting of the Company and its related corporations, including corporations having become parents or Subsidiaries of the Company after the adoption and approval of the Plan.

(i)           “Employee” shall mean any employee of the Company or a Designated Subsidiary who (i) has completed at least three (3) months of service as an employee of the Company or a Designated Subsidiary and (ii) is scheduled to work for the Company or such Designated Subsidiary, as the case may be, for a minimum of twenty (20) hours per week.

(j)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(k)          “Exercise Date” shall mean the last trading day of each Offering Period, unless otherwise determined by the Committee.

(l)           “Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

    (1)          If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

    (2)          Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    (3)          In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(m)        “Offering Date” shall mean the first trading day of each Offering Period, unless otherwise determined by the Committee.

(n)         “Offering Period” shall mean the Plan Half-Year beginning on an Offering Date and ending on the next succeeding Exercise Date, or such other period as determined by the Committee. As used herein, the term “Offering Period” shall refer to all Offering Periods under the Plan as the context requires. No Offering Period may exceed (i) five (5) years from the Offering Date, or (ii) such shorter period as set forth in Section 7(a), as applicable.

(o)         “Option Price” shall mean the purchase price of a share of Common Stock as provided in Section 7(a).

(p)         “Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 6(a) and (ii) elects to participate in the Plan with respect to any Offering Period.

(q)         “Plan” shall mean the E*TRADE Financial Corporation 2018 Employee Stock Purchase Plan, as the same may be amended from time to time.

(r)         “Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

(s)         “Plan Administrator” shall mean the Committee or any Employee or Employees or a third party qualified to act as the Plan Administrator appointed pursuant to Section 3.

(t)         “Plan Half-Year” shall mean each six (6) month period during the term of the Plan, commencing on September 1, 2018.

(u)         “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

Section 3.	Administration of Plan

Subject to oversight by the Board, the Committee shall have the sole authority and complete discretion to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Further, the Committee shall have the sole authority to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan. The Committee’s interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint a Plan Administrator and to delegate to the Plan Administrator such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

Section 4.	Effective Date of the Plan

The Plan shall become effective on March 8, 2018, subject to the approval of the Company’s stockholders within twelve (12) months after such date.

Section 5.	Term of the Plan

The Plan shall continue in effect until the earlier of (a) the date when no shares of Common Stock are available for issuance under the Plan (at which time the Plan shall be suspended as set forth in Section 8(c)), or (b) the tenth (10th) anniversary of the Effective Date, unless terminated prior thereto by the Committee, which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to her or him, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund is not possible.

Section 6.	Participation

(a)          Eligibility. Participation in the Plan is limited to Employees. Each Employee may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. An Employee may enroll upon first meeting the eligibility requirements to qualify as an Employee or prior to the Offering Date of the next Plan Half-Year during the term of the Plan; provided, that, enrollment for an individual who is first meeting the eligibility requirements to qualify as an Employee shall be effective for the next Offering Period on or after the date on which such requirements are met, subject to such administrative rules as the Plan Administrator may establish. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan if, immediately after the option is granted, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or parent of the Company. Any amounts received from an Employee which cannot be used to purchase Common Stock as a result of this limitation will be returned as soon as practicable to the Employee without interest.

(b)          Payroll Deductions. Payment for shares of Common Stock purchased under the Plan shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Unless a different limit is determined by the Plan Administrator with respect to an Offering Period, such deductions shall be expressed as a whole number percentage which shall be not less than one percent (1%) of the Participant’s Compensation as in effect at the start of such Offering Period. A Participant may not increase the deduction during an Offering Period. However, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice of such change with the Company prior to the Offering Date on which such Offering Period commences. Employee contributions are accumulated during the Offering Period and used to purchase shares on the Exercise Date. During an Offering Period, a Participant may decrease the percentage deduction in effect for the remainder of such Offering Period (subject to such administrative rules as the Plan Administrator may establish), withdraw entirely from participation pursuant to Section 9(a) or discontinue payroll deductions but have the payroll deductions previously made during that Offering Period remain in the Participant’s Account to purchase Common Stock on the next Exercise Date, provided that she or he is an Employee as of that Exercise Date. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Plan Administrator, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 6(b) shall be credited to such Participant’s Account.

(c)          Account Statements. An individual Plan Account will be maintained for each Participant. Account statements will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share Option Price, the number of shares of Common Stock purchased, the aggregate number of shares in the Participant’s Account following the purchase and the remaining cash balance, if any. Confirmation of each purchase of Common Stock under the Plan shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company or Plan Administrator.

Section 7.	Purchase of Shares

(a)          Option Price. The Option Price per share of the Common Stock sold to Participants under the Plan shall be not less than eighty-five percent (85%) of the Fair Market Value of such share (the “Discounted Fair Market Value”) on the Exercise Date of the applicable Offering Period, and in no event shall the Option Price per share be less than the par value of the Common Stock. Notwithstanding the foregoing, the Plan Administrator may determine prior to the commencement of an Offering Period that the Option Price per share of the Common Stock sold to Participants under the Plan in such Offering Period shall be the lesser of the Discounted Fair Market Value of such share on (i) the Exercise Date of the applicable Offering Period or (ii) the Offering Date for such Offering Period, but in no event shall the Option Price per share be less than the par value of the Common Stock; provided that, in such case, the Offering Period may not exceed twenty-seven (27) months from the Offering Date.

(b)          Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be debited the aggregate Option Price of the largest number of shares of Common Stock which can be purchased with such amount, including fractional shares, if so authorized by the Committee, and such shares will be purchased by the Participant pursuant to the Plan; provided that the maximum number of shares of Common Stock purchasable per Participant on any one Exercise Date shall not exceed Two Thousand Five Hundred (2,500) shares, subject to Section 8(b). The balance, if any, in such Account following the purchase shall be carried forward to the next succeeding Offering Period; provided that any amount remaining in the Participant’s Account after the purchase of Common Stock may be refunded without interest upon the written request of the Participant.

(c)          Limitations on Purchase. Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an option under the Plan which permits such Participant’s right to purchase shares of Common Stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such shares of Common Stock (determined as of the Offering Date) for each calendar year in which such option is outstanding at any time. Any amounts received from a Participant which cannot be used to purchase shares of Common Stock as a result of this limitation will be returned as soon as possible to the Participant without interest.

To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 7(c), a Participant’s payroll deductions may be decreased to zero during any Offering Period in which an option is outstanding at any time, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period in which any other option is outstanding at any time within the same calendar year does not exceed the Twenty-Five Thousand Dollar ($25,000) limit described above. Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period commencing in the following calendar year, unless suspended by the Participant pursuant to Section 6(b) of the Plan.

(d)          Transferability of Rights. Except as permitted pursuant to Section 423(b)(5) of the Code and the terms of the Plan, all Employees shall have the same rights and privileges under the Plan. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will or the laws of descent or distribution) and such option shall be exercisable, during the Participant’s lifetime, only by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9(a).

Section 8.	Shares Reserved for Issuance Under the Plan

(a)          Shares Reserved; Delivery of Stock. Subject to Section 8(b), a maximum of four million (4,000,000) shares of Common Stock may be purchased by Participants under the Plan, which shares of Common Stock shall be treasury shares, shares purchased in the open market, or newly authorized shares, as may be the case.

(b)          Equitable Adjustments. In the event of any merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of Common Stock or similar transaction, the Committee may take any actions or make any adjustments which, in the exercise of its discretion, it deems to be necessary or appropriate under the circumstances, including adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, under the Plan, and (ii) the Option Price, provided that in no event shall the Option Price be reduced to an amount that is lower than the par value of a share. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

(c)          Insufficient Shares. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 8(a), (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically be suspended immediately after such Exercise Date until such time when additional shares of Common Stock may be added to the Plan.

(d)          Rights as Stockholders. The shares of Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such shares.

Section 9.	Termination of Participation

(a)          Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing a notice of withdrawal prior to the close of business on the business day immediately prior to an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to her or him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 6(a).

(b)          Termination of Eligibility. If a Participant ceases to be eligible under Section 6(a) for any reason, the dollar amount in such Participant’s Account will be refunded or distributed to the Participant without interest. Upon termination of a Participant’s Continuous Status as an Employee during the Offering Period for any reason, including involuntary or voluntary termination, retirement or death, the payroll deductions credited to such Participant’s account (that have not been used to purchase shares of Common Stock) will be returned to such Participant without interest or, in the case of such Participant’s death, the Participant’s designated beneficiary on file or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Plan Administrator in cases where such a refund or distribution may not be possible.

Section 10.	General Provisions

(a)          Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Plan Administrator and shall be effective only when received by the Plan Administrator.

(b)          No Right to Employment. Neither the creation of the Plan nor participation in the Plan shall be deemed to create any right to employment or continued employment for any period or terms of employment, or interpreted in any way to prevent or restrict the Company or a Designated Subsidiary from modifying or terminating any the employment or terms of employment of any Employee.

(c)          Tax Matters; Interpretation. If a Participant makes a disposition, within the meaning of Section 424(c) of the Code, of any share of Common Stock issued to such Participant under the Plan, and such disposition occurs within the two (2)-year period commencing on the day of the Offering Date or within the one (1)-year period commencing on the day of the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company of such disposition and, thereafter, immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

The Plan is intended to comply with Section 423 of the Code and Rule 16b-3 under the Exchange Act, and the Plan Administrator shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(d)          Amendment of the Plan. The Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the stockholders within twelve (12) months before or after the date on which such amendment is made, no amendment may (i) increase the aggregate number of shares of Common Stock reserved under the Plan other than pursuant to Section 8(b) or (ii) subject to Section 423(b)(1) of the Code, change the corporation of which Common Stock is available for purchase under the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code, any other applicable law or regulations and the requirements of the principal exchange upon which the Common Stock is listed. Without limiting the foregoing, the Committee may, at any time, terminate the Plan and refund (without interest) amounts in Participants’ Accounts or shorten any ongoing or future Offering Period.

(e)          Application of Funds. All funds received by the Company by reason of purchases of Common Stock under the Plan may be used for any corporate purpose.

(f)          Conditions on Issuance. The Company shall not be obligated to sell shares of Common Stock under the Plan if the Company determines that such sale would violate any applicable law or regulation. The Company shall not be obliged to issue or deliver any shares until all legal and regulatory requirements associated with such issue or delivery have been met to the satisfaction of the Plan Administrator. In addition, notwithstanding any provision of the Plan to the contrary, the Plan Administrator may establish such special rules as the Plan Administrator determines are necessary to comply with the laws of a foreign jurisdiction with respect to citizens or residents of such foreign jurisdiction, provided that any such special rules shall comply with the requirements of Section 423 of the Code.

(g)          Governing Law. The Plan and all rights and obligations under the Plan shall be constructed and enforced in accordance with the laws of the State of Delaware, without resort to that State’s conflict-of-laws rules, and any applicable provisions of the Code.

E*TRADE FINANCIAL CORPORATION

11 TIMES SQUARE

32ND FLOOR

NEW YORK, NY 10036

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40976-P00226	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR each of the following:

1.	Election of Directors:		For	Against	Abstain

	1a.	Richard J. Carbone	☐	☐	☐

	1b.	James P. Healy	☐	☐	☐

	1c.	Kevin T. Kabat	☐	☐	☐

	1d.	Frederick W. Kanner	☐	☐	☐

	1e.	James Lam	☐	☐	☐

	1f.	Rodger A. Lawson	☐	☐	☐

	1g.	Shelley B. Leibowitz	☐	☐	☐

	1h.	Karl A. Roessner	☐	☐	☐

	1i.	Rebecca Saeger	☐	☐	☐

	1j.	Joseph L. Sclafani	☐	☐	☐

	1k.	Gary H. Stern	☐	☐	☐

	1l.	Donna L. Weaver	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”), as disclosed in the Proxy Statement for the 2018 Annual Meeting.	☐	☐	☐

3.	To approve the Company’s 2018 Employee Stock Purchase Plan.	☐	☐	☐

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E40977-P00226

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 10, 2018 8:30 AM Eastern This proxy is solicited by the Board of Directors

The undersigned hereby appoints Karl A. Roessner and Lori S. Sher, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 12, 2018, at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held on May 10, 2018, or at any postponement or adjournment thereof. If this card is properly executed and returned and no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side